OFFICE OF THRIFT SUPERVISION

Washington, D.C. 20552

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CMS BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 14, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of CMS Bancorp, Inc., the holding company of Community Mutual Savings Bank, which will be held on Thursday, February 21, 2008 at 3:00 p.m., Eastern time, at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of CMS Bancorp and Community Mutual Savings Bank, and you will have an opportunity to ask questions.

The Board of Directors of CMS Bancorp has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of CMS Bancorp and its shareholders and unanimously recommends a vote “FOR” these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting of Shareholders. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of CMS Bancorp and Community Mutual Savings Bank, we thank you for your continued support and look forward to seeing you at the 2008 Annual Meeting of Shareholders.

Sincerely yours,

Thomas G. Ferrara	John E. Ritacco
Chairman of the Board of Directors	President and Chief Executive Officer

CMS BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, February 21, 2008
Time:	3:00 p.m., Eastern time
Place:	Crowne Plaza Hotel
66 Hale Avenue
White Plains, New York 10601

At our 2008 Annual Meeting of Shareholders, we will ask you to:

1.	Elect William V. Cuddy, Jr. and Annemarie V. Romagnoli to serve as directors for a term of office to expire in 2011 or until their successors are elected and qualified;

2.	Ratify the appointment of Beard Miller Company LLP as CMS Bancorp’s independent registered public accounting firm for the fiscal year ending September 30, 2008; and

3.	Transact such other business as may properly come before the 2008 Annual Meeting of Shareholders and any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

The Board of Directors has fixed January 4, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the 2008 Annual Meeting of Shareholders and any adjournment or postponement thereof. Only shareholders of record at the close of business on January 4, 2008 will be entitled to notice of and to vote at the 2008 Annual Meeting of Shareholders and any adjournment or postponement thereof.

By Order of the Board of Directors,

Stephen Dowd

Senior Vice President, Chief Financial Officer and

Secretary

White Plains, New York

January 14, 2008

You are cordially invited to attend the 2008 Annual Meeting of Shareholders. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the 2008 Annual Meeting of
Shareholders.

CMS BANCORP, INC.

123 Main Street

White Plains, New York 10601

(914) 422-2700

PROXY STATEMENT FOR THE

2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on February 21, 2008

INFORMATION ABOUT THE ANNUAL MEETING

General

CMS Bancorp, Inc. (“CMS Bancorp”), a Delaware corporation, is registered as a savings and loan holding company with the Office of Thrift Supervision and owns all of the capital stock of Community Mutual Savings Bank (“Community Mutual”). CMS Bancorp’s common stock is listed on the Nasdaq Capital Market under the symbol “CMSB.” As used in this proxy statement, “we”, “us” and “our” refer to CMS Bancorp and/or its subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the annual meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about January 14, 2008 to all shareholders entitled to vote. If you owned common stock of CMS Bancorp at the close of business on January 4, 2008, the record date, you are entitled to vote at the annual meeting. On the record date, there were 2,055,165 shares of common stock outstanding.

Voting Rights

You are entitled to one vote at the annual meeting for each share of the common stock of CMS Bancorp that you owned at the close of business on January 4, 2008. The number of shares you own (and may vote) is listed on the proxy card.

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” the proposals identified in the Notice of Annual Meeting of Shareholders.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than that listed in the Notice of Annual Meeting of Shareholders.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

Vote Required

Proposal 1: Election of Directors. To be elected, a nominee for director must receive a plurality of the votes cast at the annual meeting. If you do not vote for a nominee, or you indicate “withhold authority” for a nominee on your proxy card, your vote will not count “FOR” or “AGAINST” the nominee. You may not vote your shares cumulatively for the election of the director nominees.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. Approval of Proposal 2 requires the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting, it will have the same effect as if your vote was not cast with respect to this proposal.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker may vote your shares on Proposals 1 and 2 even if the broker does not receive instructions from you. If your broker does not vote on any of the proposals, this will constitute a “broker non-vote.” A broker non-vote will not be counted as having voted in person or by proxy and will have no effect on the outcome of the election of the directors or the ratification of the appointment of our independent registered public accounting firm.

Confidential Voting Policy

CMS Bancorp maintains a policy of keeping shareholder votes confidential. Only the inspector of election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

Revoking Your Proxy

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the Secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the annual meeting, at which time you must file a written revocation with the Secretary of the annual meeting prior to voting.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of CMS Bancorp.

Solicitation of Proxies

CMS Bancorp will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of CMS Bancorp and Community Mutual may solicit proxies by mail, telephone and other forms of communication. We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-KSB

Annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and all amendments to those reports are available free of charge from our website, www.cmsbk.com, in the Investor Relations section under “SEC Filings.” These reports are also available on the Securities and Exchange Commission’s website at www.sec.gov.

If you would like a copy of our annual report on Form 10-KSB for the fiscal year ended September 30, 2007, we will send you one (without exhibits) free of charge. Please send a request for a copy of the annual report to: CMS Bancorp, Inc., Attn: Corporate Secretary, 123 Main Street, White Plains, New York 10601.

3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of CMS Bancorp

The following table contains common stock ownership information for persons known to CMS Bancorp to “beneficially own” 5% or more of CMS Bancorp’s common stock as of January 4, 2008. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares that an individual has the right to acquire within 60 days (such as stock options) after January 4, 2008. Two or more persons may be considered the beneficial owner of the same shares. CMS Bancorp obtained the information provided in the following table from filings with the SEC and from CMS Bancorp.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent
Common Stock, par value $0.01 per share	Roger Feldman and Harvey Hanerfeld 1919 Pennsylvania Ave., NW Suite 725 Washington, DC 20006	196,188	(1)	9.5%
Common Stock, par value $0.01 per share	Employee Stock Ownership Plan of CMS Bancorp, Inc. 123 Main Street White Plains, NY 10601	164,413	(2)	8.0%
Common Stock, par value $0.01 per share	Cross River Capital Management LLP 90 Grove Street, Suite 201 Ridgefield, CT 06877	110,058	(3)	5.4%

(1)	Based on information reported by Roger Feldman and Harvey Hanerfeld on a Schedule 13G filed with the Securities and Exchange Commission on April 26, 2007. The total amount of beneficial ownership includes shares beneficially owned by each of Roger Feldman (1,104 shares) and Harvey Hanerfeld (1,105 shares), each as individuals, and as sole stockholders, directors and executive officers of West Creek Capital, Inc., a Delaware corporation that is the general partner of West Creek Capital, L.P., a Delaware limited partnership that is the investment adviser to (i) West Creek Partners Fund L.P., a Delaware limited partnership, and (ii) WC Select L.P., a Delaware limited partnership, which reported shared voting power with respect to 193,979 shares.
(2)

The Employee Stock Ownership Plan of CMS Bancorp, Inc. (the “ESOP”) is a tax qualified employee stock ownership plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with individual accounts for the accrued benefits of participating employees and their beneficiaries. The ESOP’s assets are held in trust by First Bankers Trust Services, Inc., as plan trustee (the “Plan Trustee”). The number of shares listed as beneficially owned represents the entire number of shares of CMS Bancorp common stock held by the Plan Trustee as of January 4, 2008. As of January 4, 2008 5,480 shares of CMS Bancorp common stock had been allocated to individual accounts established for participating employees and their beneficiaries, and 158,933 of such shares were held, unallocated, for allocation in future years. In general, participating employees and their beneficiaries have the power and authority to direct the voting of shares of CMS Bancorp common stock allocated to their individual accounts. The ESOP, through the Plan Trustee, has shared voting power over unallocated CMS Bancorp common stock. Any unallocated CMS Bancorp common stock is generally required to be voted by the Plan Trustee in the same proportion as CMS Bancorp common stock which has been allocated to Participants is directed to be voted. The reporting person, through the Plan Trustee shares dispositive power over all

4

unallocated CMS Bancorp common stock held by the ESOP. The ESOP, acting through the Plan Trustee shares dispositive power over allocated CMS Bancorp common stock with participating employees and their beneficiaries, who have the right to determine whether CMS Bancorp common stock allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated CMS Bancorp common stock is generally required to be tendered by the Plan Trustee in the same proportion as CMS Bancorp common stock which has been allocated to Participants is directed to be tendered. In limited circumstances, ERISA may confer upon the Plan Trustee the power and duty to control the voting and tendering of CMS Bancorp common stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated CMS Bancorp common stock.

(3)	Based on information reported by Cross River Capital Management LLP, Cross River Partners LP and Richard Murphy on a Schedule 13G filed with the Securities and Exchange Commission on August 2, 2007, which reported shared voting power with respect to 110,058 shares.

Security Ownership of Management

The following table shows the number of shares of CMS Bancorp’s common stock beneficially owned by each director, each executive officer appearing in the “Summary Compensation Table,” and all directors and executive officers of CMS Bancorp as a group, as of January 4, 2008. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Position with CMS Bancorp	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding
William V. Cuddy, Jr.	Director	27,000	(3)	1.3%
Stephen Dowd	Senior Vice President and Chief Financial Officer	12,500	(4)	*
Thomas G. Ferrara	Chairman	24,762	(5)	1.2%
Susan A. Massaro	Director	4,000		*
Cheri Mazza	Director	4,000		*
Matthew G. McCrosson	Director	6,000		*
John E. Ritacco	President, Chief Executive Officer and Director	30,841	(6)	1.5%
Annemarie V. Romagnoli	Director	2,709		*
Christopher Strauss	Senior Vice President and Senior Lending Officer	10,830	(7)	*
All Executive Officers and Directors as a Group (9 Persons)		122,642		6.0%

*	Less than 1.0% of the total outstanding shares of common stock.

(footnotes on following page)

5

(1)	Based on a total of 2,055,165 shares of CMS Bancorp’s common stock outstanding as of January 4, 2008.
(2)	Includes unvested shares of restricted stock awards held in trust as part of the CMS Bancorp, Inc. 2007 Recognition and Retention Plan, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Cuddy – 2,000 shares; Mr. Dowd – 10,000 shares; Mr. Ferrara – 4,110 shares; Ms. Massaro – 2,000 shares; Ms. Mazza – 2,000 shares; Mr. McCrosson – 2,000 shares; Mr. Ritacco – 20,551 shares; Ms. Romagnoli – 2,000 shares; and Mr. Strauss – 10,000 shares.
(3)	Includes 10,000 shares held in the name of Mr. Cuddy’s spouse.
(4)	Includes 2,000 shares held in an individual retirement account (“IRA”) for the benefit of Mr. Dowd.
(5)	Includes 2,852 shares held by Future Value Associates, Ltd., 17,650 shares held in an IRA for the benefit of Mr. Ferrara, and 50 shares held in the name of each of Mr. Ferrara’s three daughters (150 shares total).
(6)	Includes 4,900 shares held in an IRA for the benefit of Mr. Ritacco, 225 shares held in the name of Mr. Ritacco’s daughter and 100 shares held in the name of Mr. Ritacco’s son.
(7)	Includes 830 shares held in an IRA for the benefit of Mr. Strauss.

6

PROPOSAL 1

ELECTION OF DIRECTORS

GENERAL

Nominees	Term to Expire
William V. Cuddy, Jr.	2011
Annemarie V. Romagnoli	2011

Directors Cuddy and Romagnoli are currently serving on our Board of Directors. If elected, Directors Cuddy and Romagnoli will hold office until the annual meeting in 2011 or until their successors have been elected and qualified. Each of the nominees has consented to being named in this proxy statement, and to serve if elected.

If, for any reason, any of the nominees proves unable or unwilling to stand for election, the Board of Directors will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy and, if any of the nominees is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees would prove unable to serve if elected.

Nominees and Continuing Directors

Nominees	Age(1)	Position with CMS Bancorp	Director Since(2)	Term Expires
William V. Cuddy, Jr.	48	Director	1994	2008
Annemarie V. Romagnoli	72	Director	1996	2008

Continuing Directors
Thomas G. Ferrara	52	Chairman	1993	2010
Susan A. Massaro	51	Director	1998	2009
Cheri Mazza	49	Director	2006	2010
Matthew G. McCrosson	57	Director	2005	2009
John E. Ritacco	53	President, Chief Executive Officer and Director	2005	2010

(1)	As of September 30, 2007.
(2)	Includes service as a trustee of Community Mutual prior to the formation of CMS Bancorp in 2007.

7

DIRECTOR AND OFFICER BIOGRAPHICAL INFORMATION

The principal occupation and business experience of each director are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years.

Nominees

William V. Cuddy, Jr. is Executive Vice President of CB Richard Ellis Group, Inc., providing commercial real estate brokerage services to clients in Westchester County, New York, and Fairfield County, Connecticut.

Annemarie V. Romagnoli has been an adjunct professor at the College of New Rochelle since 1988. She also provides seminars at Dominican College in Blauvelt, New York. She is a former principal and administrator of the Clarkstown School District in New City, New York.

Continuing Directors

Thomas G. Ferrara has been Chairman of the Board of Trustees of Community Mutual since January, 2005. Since 1994, Mr. Ferrara has been President of Future Value Associates, Ltd., a consulting firm for 401(k) plans, benefit plans, estate planning, insurance and variable annuities and mutual funds. He is also currently a registered representative with Park Avenue Securities LLC, an SEC-registered investment advisor and broker-dealer. Mr. Ferrara holds an undergraduate degree in Commerce from Niagara University. He completed his Masters of Business Administration at night at the New York City campus of Pace University. He serves on the Boards of Calvary Hospital, in the Bronx, New York, The Fred S. Keller School in Yonkers, New York, The Pound Ridge Library Foundation, Pound Ridge, New York, and The National Corvette Museum in Bowling Green, Kentucky. In addition, Mr. Ferrara’s civic activities have included coaching girls basketball for the local Catholic Youth Organization, serving on the Parents’ Executive Council of Loyola College in Maryland, as well as the Inner School Fund for the Cardinal’s Committee for the Archdiocese of New York. Mr. Ferrara is also an active alumnus with Niagara University.

Susan A. Massaro is Executive Vice President – Professional Services of Scivantage, Inc., a provider of web-based front- and middle-office brokerage solutions. Previously, Ms. Massaro was Executive Vice President in charge of the Information Technology Professional Services business unit at NovaCorp. from June 2001 until its acquisition by Scivantage in June 2005. From 1996 to June 2001, Ms. Massaro was Senior Vice President at Icon CMT and Qwest Communications International. Icon CMT was acquired by Qwest in December 1998. Ms. Massaro holds a bachelors degree in mathematics from the State University of New York at Binghamton and a Top Security Clearance with the United States Government.

Cheri Mazza has been an associate professor of accounting at Fordham University since September 2000. Prior to joining Fordham University, Dr. Mazza was a project manager at the Financial Accounting Standards Board. Dr. Mazza is a Certified Public Accountant and a Certified Management Accountant.

Matthew G. McCrosson has been partner in charge of consulting for O’Connor, Davies, Munns & Dobbins LLP, Accountants and Consultants, since January 2006. From July 2000 to December 2005, Mr. McCrosson was principal in charge of consulting for O’Connor, Davies, Munns & Dobbins. Prior to that, Mr. McCrosson was with KPMG Consulting, in the firm’s public services line of business. Earlier

8

in his carrer, Mr. McCrosson served as chief financial officer or chief operating officer of several national and regional not-for-profit organizations.

John E. Ritacco has been President and Chief Executive Officer of Community Mutual since April 21, 2005. Mr. Ritacco has a diversified background in retail and commercial banking spanning more than 25 years. Prior to joining Community Mutual, Mr. Ritacco served as Senior Vice President, Middle Market Lending for Union State Bank. From 2001 to 2004, Mr. Ritacco served as President and Chief Executive Officer of Reliance Bank, based in White Plains.

Executive Officers Who are Not Directors

Biographical information and the business experience of each non-director executive officer of CMS Bancorp are set forth below.

Stephen Dowd, age 54, has served as Senior Vice President and Chief Financial Officer of Community Mutual since October 2005. Mr. Dowd has extensive experience in finance, having served as the chief financial officer of a technology consulting firm from 1999 to 2005. From 1990 to 1999, Mr. Dowd held various accounting and finance positions at ASARCO, a publicly held international mining company. Prior to that, Mr. Dowd was a senior manager at Ernst and Young, in the New York and White Plains offices, where he served clients in numerous industries, including banking.

Christopher Strauss, age 64, has served as Senior Vice President and Senior Lending Officer, Compliance Officer and BSA Officer of Community Mutual since October 2005. From March 2004 to September 2005, Mr. Strauss was Vice President of Credit Administration at Union State Bank, where he managed the credit underwriting process in the bank’s Westchester Loan Center originating commercial and industrial and commercial real estate loans. From 2001 to March 2004, Mr. Strauss was Senior Vice President and Senior Lending Officer at Reliance Bank in White Plains, New York, where he managed all aspects of the bank’s lending, including underwriting and credit decisions on all new and renewing loans, pricing and structuring on new and renewing loans, loan servicing, credit grading, and loan collection. In addition, he acted as Reliance Bank’s Compliance Officer, managing the bank’s compliance program to include all lending, branch operations and Bank Secrecy Act requirements.

INFORMATION ABOUT THE BOARD OF DIRECTORS

General

CMS Bancorp’s Board of Directors currently consists of seven members. CMS Bancorp’s charter provides that the Board of Directors is divided into three classes, as nearly equal in number as possible. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors will not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending monthly meetings of the Board of Directors. Our directors also discuss business and other matters with the Chairman of the Board of Directors, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors, and other consultants).

Meetings of the Board of Directors

The Board of Directors held a total of 12 regular and special meetings during the fiscal year ended September 30, 2007. Each incumbent director attended at least 75% of the meetings of the Board

9

of Directors held during the time in which they served as director, plus meetings of committees on which that particular director served during this period.

Independent Directors

CMS Bancorp uses the definition of independence of the The Nasdaq Stock Market’s rules to determine the independence of our directors. The Board of Directors has determined that all of its current non-management members, a majority of the board, are “independent” directors under The Nasdaq Stock Market’s rules.

Consistent with The Nasdaq Stock Market’s rules, independent directors meet in regularly scheduled executive sessions without non-independent directors. The independent directors have selected Thomas G. Ferrara to serve as the presiding director at the executive sessions for the 2008 fiscal year. The presiding director will take a lead role in the Board’s self-evaluation process.

The Nasdaq Stock Market’s rules, as well as recently adopted Securities and Exchange Commission rules, impose additional independence requirements for all members of the Audit Committee. CMS Bancorp’s Board of Directors believes that the current members of the Audit Committee meet these additional standards. Furthermore, the Securities and Exchange Commission requires that CMS Bancorp disclose whether the Audit Committee has, and will continue to have, at least one member who is “financial expert.” The Board of Directors has determined that Directors Mazza and McCrosson meet the Securities and Exchange Commission definition of an audit committee financial expert.

Committees of the Board of Directors

The CMS Bancorp Board of Directors has established the following committees:

Executive Committee. The Executive Committee of the Board of Directors exercises the powers of the Board of Directors between board meetings. The Executive Committee consists of Directors Ferrara (Chair), Massaro, Ritacco and Romagnoli.

Audit Committee. Directors Mazza (Chair), Cuddy, McCrosson and Romagnoli serve on the Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent auditors, and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of our independent auditors. The Audit Committee reviews and approves all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee. Director Mazza and Director McCrosson each qualify as an “audit committee financial expert,” as that term is defined by Securities and Exchange Commission regulations, and the Board of Directors has designated them as such. A current copy of the Audit Committee charter is attached as Appendix A.

Compensation Committee. The Compensation Committee of the Board of Directors assesses the structure of the management team and the overall performance of CMS Bancorp and Community Mutual. The Compensation Committee establishes the compensation of the Chief Executive Officer, approves the compensation of other officers and determines compensation and benefits to be paid to employees of CMS Bancorp and Community Mutual. It also sets directors’ fees. The Compensation Committee is chaired by Director Romagnoli, with Directors Ferrara and Massaro serving as members. The Compensation Committee does not have any employee members. The Committee met nine times in the fiscal year ended September 30, 2007.

10

The Compensation Committee believes that its processes and oversight should be directed toward attracting, retaining and motivating employees and non-employee directors to promote and advance the interests and strategic goals of the Company. As requested by the Compensation Committee, the CEO will provide information and may participate in discussions regarding compensation for other executive officers.

The Compensation Committee also acts as the Employee Stock Ownership Plan (“ESOP”) Committee, and meets to review CMS Bancorp’s ESOP. The Compensation Committee also acts as the “Stock Option Plan Committee” and the “Recognition and Retention Plan Committee” in administering the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan, respectively. The Compensation Committee utilizes the outside compensation consulting firm of Towers Perrin in determining compensation, but also considers other general industry information and trends, if available. The Board of Directors has not adopted a written charter for the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee meets to recommend the nomination of Directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee will consider recommendations from stockholders if submitted in a timely manner in accordance with the procedures established in the bylaws and will apply the same criteria to all persons being considered. Directors Ferrara, who acts as chair of the committee, Massaro and Romagnoli serve on the Nominating and Corporate Governance Committee. A current copy of the Nominating and Corporate Governance Committee charter is attached as Appendix B.

Each of CMS Bancorp’s committees listed above other than the Executive Committee is composed entirely of directors who are independent as such term is defined by Rule 4200(a)(15) of the Financial Industry Regulatory Authority Manual and our audit committee is comprised of directors who are independent in accordance with Rule 10A-3(m) of the Securities Exchange Act of 1934, as amended.

Compensation Committee Interlocks and Insider Participation

During the year ended September 30, 2007, there were no interlocks between members of the Compensation Committee or our executive officers and corporations with respect to which such persons are affiliated.

Directors’ Compensation

Meeting Fees. Each non-employee director of CMS Bancorp receives a fee of $1,000 for attendance at each board meeting and $400 for attendance at each meeting of a committee of which they are members. Mr. Ritacco, while serving as President and Chief Executive Officer, did not receive any additional compensation for serving as a director.

11

The following table sets forth information regarding compensation earned by the non-employee directors of CMS Bancorp during the last fiscal year.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation(4)	Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($)	Total ($)
William V. Cuddy, Jr.	17,800	—	—	—	—	—	17,800
Thomas G. Ferrara	23,200	—	—	—	—	—	23,200
Susan A. Massaro	22,000	—	—	—	—	—	22,000
Cheri Mazza	17,600	—	—	—	—	—	17,600
Matthew G. McCrosson	19,600	—	—	—	—	—	19,600
AnneMarie V. Romagnoli	20,000	—	—	—	—	—	20,000

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	As of September 30, 2007, no grants of stock awards have been made.
(3)	As of September 30, 2007, no grants of option awards have been made.
(4)	As of September 30, 2007, CMS Bancorp, Inc. does not currently have any non-equity plans by which compensation is made.
(5)	As of September 30, 2007, CMS Bancorp, Inc. does not currently have any nonqualified deferred compensation plans.

12

Executive Compensation

The following table provides information about the compensation paid in fiscal year 2007 to CMS Bancorp and Community Mutual’s President and Chief Executive Officer, Chief Financial Officer, and Senior Lending Officer. No other CMS Bancorp officer’s total compensation for fiscal year 2007 was in excess of $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
John E. Ritacco, President and Chief Executive Officer	2007 2006	275,000 231,731	70,000 35,000	- -	- -	- -	- -	4,442 4,301	349,442 271,032
Stephen Dowd, Senior Vice President and Chief Financial Officer	2007 2006	150,092 131,250	25,000 15,000	- -	- -	- -	- -	3,102 -	178,194 146,250
Christopher Strauss, Senior Vice President and Senior Lending Officer	2007 2006	131,404 125,700	25,000 18,750	- -	- -	- -	- -	6,006 -	162,410 144,450

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	As of September 30, 2007, no grants of stock awards have been made.
(3)	As of September 30, 2007, no grants of option awards have been made.
(4)	As of September 30, 2007, no compensation has been made under any non-equity incentive compensation plans.
(5)	As of September 30, 2007, we do not currently maintain any nonqualified deferred compensation plans.
(6)	The figures shown for the 2007 fiscal year include 401(k) contributions made by Community Mutual in the amount of $4,442 for Mr. Ritacco, $3,102 for Mr. Dowd and $6,006 for Mr. Strauss. The named executive officers also participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. We also provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

13

Pension Benefits

Tax Qualified Pension Plan. Community Mutual maintains a tax-qualified pension plan that covers substantially all employees who are age 18 and have at least one year of service. The following table shows the estimated aggregate benefits payable under the tax-qualified pension plan upon retirement at age 65 with various years of service and average compensation combinations.

	Years of Benefit Service
Average Compensation(1)	10	15	20	25	30
$ 125,000	41,667	62,500	62,500	62,500	62,500
150,000	50,000	75,000	75,000	75,000	75,000
175,000	58,333	87,500	87,500	87,500	87,500
200,000	66,667	100,000	100,000	100,000	100,000
225,000	68,333	102,500	102,500	102,500	102,500
250,000	68,333	102,500	102,500	102,500	102,500

(1)	Average compensation is average base salary, as reported in the “Salary” column of the Summary Compensation Table, for the highest three consecutive years of employment within the final 10 years of employment. Tax laws impose a limit ($225,000 for individuals retiring in 2007) on the average compensation that may be counted in computing benefits under the tax-qualified pension plan.

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts.

401(k) Plan. Community Mutual maintains a tax-qualified 401(k) defined contribution plan for employees who have attained age 18 and have at least one year of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections from annual compensation, subject to limitations of the Internal Revenue Code (for 2007, the annual limit was $15,500 for participants under the age of 50 and $20,500 for participants age 50 and over). Community Mutual may make a discretionary matching contribution to the plan equal to a fixed percentage of annual compensation contributed to the plan on a pre-tax basis by the eligible employee.

Employee Stock Ownership Plan (“ESOP”). This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and have attained age 18. Although contributions to this plan are discretionary, Community Mutual intends to contribute enough money each year to make the required principal and interest payments on the loan from CMS Bancorp, Inc. The loan is for a term of up to 30 years and calls for level annual payments of principal plus interest. The plan initially pledged the shares it purchases as collateral for the loan and holds them in a suspense account.

The employee stock ownership plan does not distribute the pledged shares right away. Instead, it releases a portion of the pledged shares annually. The employee stock ownership plan allocates the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant’s salary for a year represents 1.0% of the total salaries of all participants for the year, the plan allocates to that participant 1.0% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

The employee stock ownership plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

14

Equity Compensation Plans

CMS Bancorp, Inc. 2007 Stock Option Plan. CMS Bancorp has a Stock Option Plan in effect that was approved by the shareholders and became effective on November 9, 2007. The purpose of the Stock Option Plan is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in CMS Bancorp. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. CMS Bancorp has reserved an aggregate of 205,516 shares of common stock for issuance upon the exercise of stock options granted under the Plan. Such shares may be unissued shares or shares previously issued and subsequently reacquired by CMS Bancorp. Any shares subject to grants under the plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full shall be available for new option grants.

CMS Bancorp, Inc. 2007 Recognition and Retention Plan. CMS Bancorp’s Recognition and Retention Plan was approved by shareholders and became effective on November 9, 2007. Like the Stock Option Plan, the Recognition and Retention Plan functions as a long-term incentive compensation program for eligible officers, employees and outside directors of CMS Bancorp and Community Mutual. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan. The members of the Board of Directors’ Compensation Committee administer the Recognition and Retention Plan. CMS Bancorp pays all costs and expenses of administering the Recognition and Retention Plan.

CMS Bancorp has established a trust and will contribute certain amounts of money or property to be determined by the Board of Directors, in its discretion. No contributions by participants will be permitted. The funding agent will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. It is anticipated that the fund will purchase common stock on the open market or in private transactions. The trust will not purchase previously authorized but unissued shares from CMS Bancorp. The trust is not authorized to purchase more than 82,206 shares of common stock of CMS Bancorp.

Termination and Change in Control Benefits

Employment Agreement. In connection with the conversion and offering occurring on April 4, 2007, Community Mutual entered into a three-year employment agreement with Mr. Ritacco which will be reviewed on the one-year anniversary of the agreement and extended for an additional three years upon Board approval. Upon termination for good reason (as defined in the employment agreement), without cause or upon a change of control, Mr. Ritacco would be entitled to: (1) the unpaid portion of any compensation earned up until the date of termination; (2) any benefits to which he is entitled to as a former employee benefit plans and programs maintained by Community Mutual; (3) continued fringe benefits until the earliest date he becomes eligible for such benefits maintained by a subsequent employer or the date of the remaining unexpired employment period; (4) an amount equal to the salary that he would have earned through the remaining unexpired term; and (5) an amount equal to the value of annual bonus he would have earned if he continued working for Community Mutual through the unexpired term of the employment agreement at the highest annual rate achieved during the three years preceding the year of termination. The employment agreement with Community Mutual does not provide for indemnification from any federal excise tax that would be imposed on a “excess parachute payment” under section 280G of the Internal Revenue Code.

CMS Bancorp, Inc. has entered into a parallel employment agreement with Mr. Ritacco with terms identical to the employment agreement between Community Mutual and Mr. Ritacco. However, under the employment agreement with CMS Bancorp, Inc., Mr. Ritacco will be indemnified for any excise taxes imposed due to a change of control. If CMS Bancorp, Inc. or Community Mutual experience a change in ownership, a change in effective ownership or control or a change in the ownership of a

15

substantial portion of CMS Bancorp, Inc.’s assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by Mr. Ritacco. Neither CMS Bancorp, Inc. nor Community Mutual could claim a federal income tax deduction for an excess parachute payment. The employment agreement requires CMS Bancorp, Inc. to indemnify Mr. Ritacco against the financial effects of such an excise tax.

Change of Control Agreements. Community Mutual has entered into two-year change of control agreements with Mr. Ritacco, Mr. Dowd, Mr. Strauss, Diane Cocozzo and Laura Caruolo. Ms. Cocozzo and Ms. Caruolo are Senior Vice Presidents of Community Mutual. These agreements are guaranteed by CMS Bancorp, Inc. The term of these agreements is perpetual until Community Mutual gives notice of non-extension, at which time the term is fixed for two years.

Generally, Community Mutual may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if CMS Bancorp, Inc. or Community Mutual sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years. Community Mutual would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Community Mutual’s principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

If CMS Bancorp, Inc. and Community Mutual experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Under the change in control agreements, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

Shareholder Communications with Our Board of Directors

Shareholders may contact our Board of Directors or our non-management directors as a group by contacting Stephen Dowd, Secretary, Senior Vice President, Chief Financial Officer & Secretary, CMS Bancorp, Inc., 123 Main Street, White Plains, New York 10601. All comments will be forwarded directly to the Board of Directors, or to the non-management directors as a group, as appropriate.

Code of Ethics

CMS Bancorp has adopted a Code of Ethics that is applicable to all officers, directors and employees of CMS Bancorp and its affiliates.

16

Annual Meeting Attendance Policy

The 2008 Annual Meeting of Shareholders is the first annual meeting held by CMS Bancorp following the conversion and stock offering completed on April 4, 2007. It is the policy of CMS Bancorp that all directors and nominees should attend the annual meeting.

PRINCIPAL ACCOUNTING FEES AND SERVICES

During the fiscal years ended September 30, 2007 and 2006, CMS Bancorp retained Beard Miller Company LLP to provide audit and other services and incurred fees as follows:

	2007	2006
Audit fees(1)	$127,967	$69,264
Tax fees(2)	5,000	5,000
All other fees	—	—

Total	$132,967	$74,264

(1)	Includes professional services rendered for the audit of CMS Bancorp’s annual financial statements and review of financial statements included in Forms 10-QSB, or services provided annually in connection with statutory and regulatory filings (filing of Form 10-KSB and Form S-8 with related provision of comfort letters), including out-of-pocket expenses. The fees for 2007 and 2006 include $72,920 and $32,764, respectively, related to CMS Bancorp’s initial public offering.
(2)	Tax fees consisted of fees related to the preparation of CMS Bancorp’s federal and state income tax returns.

17

Preapproval Policies and Procedures

The Audit Committee, or a designated member of the Audit Committee, shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services that are approved by the Audit Committee prior to completion of the audit, provided that: (1) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the services are provided; (2) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. Of the services set forth in the table above, all were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following Report of CMS Bancorp’s Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Exchange Act of 1934, as amended.

CMS Bancorp’s Audit Committee has reviewed and discussed the audited financial statements of CMS Bancorp for the fiscal year ended September 30, 2007 with management and Beard Miller Company LLP, CMS Bancorp’s independent registered public accounting firm. CMS Bancorp’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with Beard Miller Company LLP.

The Audit Committee has received the written disclosures and the letter from Beard Miller Company LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed Beard Miller Company LLP’s independence with respect to CMS Bancorp with Beard Miller Company LLP.

Based on the review and discussions referred to in this Audit Committee Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CMS Bancorp’s Annual Report on Form 10-KSB for the year ended September 30, 2007 for filing with the SEC.

Audit Committee of CMS Bancorp, Inc.

Dr. Cheri Mazza, Chairperson

William V. Cuddy, Jr.

Matthew G. McCrosson

Annemarie V. Romagnoli

18

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CMS Bancorp’s directors and executive officers, and persons who own more than 10% of CMS Bancorp’s common stock, to report to the Securities and Exchange Commission their initial ownership of CMS Bancorp’s common stock, on Form 3, and any subsequent changes in that ownership, on Form 4. Reports on Form 3 must be filed within 10 days of becoming a beneficial owner, director or officer. Reports on Form 4 must be filed before the end of the second business day following the day on which the transaction effecting a change in ownership occurred. CMS Bancorp is required to disclose in this annual report any late filings or failures to file.

To CMS Bancorp’s knowledge, based solely on its review of the copies of such reports furnished to CMS Bancorp and written representations that no other reports were required during the fiscal year ended September 30, 2007, all Section 16(a) filing requirements applicable to CMS Bancorp’s executive officers and directors during fiscal year 2007 were met.

Transactions with Certain Related Persons

In the normal course of business, Community Mutual may make loans to its directors, officers and employees. These loans bear interest and have the same underwriting terms that apply to any non-affiliated borrower. CMS Bancorp did not have any outstanding loans to directors and officers at September 30, 2007.

Thomas Ferrara, the Chairman of the Board of Directors of CMS Bancorp, is the holder of 51% and President of Future Value Associates, Ltd., a consulting firm for 401(k) plans, benefit plans, estate planning, insurance and variable annuities and mutual funds. As of September 30, 2007, Sarah Becker, the Vice President of Future Value Associates, who is a registered representative of Park Avenue Securities, holds 49% of Future Value Associates, Ltd. Ms. Becker is a consultant for Community Mutual with respect to its benefit plans. Community Mutual does not compensate this agent directly for her involvement; she makes commissions from Park Avenue and Guardian due to investment and health and welfare products purchased by Community Mutual Savings Bank for its benefits program. For the fiscal year ended September 30, 2007, Ms. Becker received aggregate compensation from CMS Bancorp, directly and indirectly of approximately $11,500. None of this compensation was paid to Mr. Ferrara or Future Value Associates. The fees received by Ms. Becker for professional services rendered to Community Mutual during the year ended September 30, 2007 did not exceed 5% of the firm’s gross revenues.

The Board of Directors unanimously recommends a vote “FOR” the all of the nominees for election as directors of CMS Bancorp, Inc.

19

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended September 30, 2007 was Beard Miller Company LLP. The Audit Committee has appointed Beard Miller Company LLP to act as our independent registered public accounting firm for the fiscal year ending September 30, 2008, and we are asking shareholders to ratify the appointment.

Representatives of Beard Miller Company LLP are expected to be present at the annual meeting to answer questions concerning the financial statements and to make a statement at the meeting if they so desire.

The affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal is required for ratification.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Beard Miller Company LLP as the independent registered public accounting firm for CMS Bancorp, Inc. for the 2008 fiscal year.

20

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2009 Annual Meeting of Shareholders, we must receive them on or before September 16, 2008, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission. Securities and Exchange Commission rules contain standards as to what shareholder proposals are required to be in the proxy statement. All shareholder proposals for inclusion in our proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any shareholder proposal (regardless of whether it is included in our proxy materials), our Certificate of Incorporation and bylaws, and Delaware law.

By Order of the Board of Directors,

Stephen Dowd

Senior Vice President, Chief Financial Officer

and Secretary

White Plains, New York

January 14, 2008

To assure that your shares are represented at the annual meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

21

Appendix A

CMS BANCORP, INC.

AUDIT COMMITTEE CHARTER

I.     Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) of CMS Bancorp, Inc. (the “Company”) shall be composed of at a minimum three directors who are independent of management and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. Each Committee member must be able to read and understand fundamental financial statements. At least one Committee member must be a “financial expert”, i.e., have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or outside programs. Committee members and the Committee’s chairperson shall be recommended by the Nominating Committee, after consultation with the Chairman of the Board and the Chief Executive Officer, and appointed in accordance with the Company’s bylaws. If the Committee’s chairperson is not designated or present, the members of the Committee may designate a chairperson by majority vote of the Committee membership.

Independence. A director will not be considered “independent” if, among other things, the director is an affiliated person of the Company or any of its subsidiaries or has:

•	been employed by the Company or its affiliates in the past three years;

•

accepted any compensation, including consulting and advisory fees, from the Company or its affiliates during the previous fiscal year (except for board services, retirement plan benefits, or non-discretionary compensation);

•	an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;

•

been, or has an immediate family member who has been, a partner, controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

•

been, or has an immediate family member who has been, employed as an executive of another entity where at any time during the past three years any of the Company’s executives serve on that entity’s compensation committee; or

•

is, or has an immediate family member who is, a current partner of the Company’s independent registered public accounting firm, or was a partner or employee of the Company’s independent registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

Authority to Engage Advisors. The Committee shall have the authority and funding to engage independent counsel and other advisers, as it deems necessary to carry out its duties.

II.     Statement of Policy

It is the Committee’s responsibility to provide oversight of the Company’s accounting and financial reporting processes, including oversight of the Company’s independent registered public accounting firm and internal audit functions. In so doing, it is the responsibility of the Committee to maintain free and open means of communications between the Board of Directors, the Company’s independent registered public accounting firm, the internal auditors, and the financial management of the Company.

III.     Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee will normally meet in a separate executive session with the Company’s internal auditors. At least annually, the Committee will meet with the independent registered public accounting firm to discuss any matters that the Committee believes should be discussed privately. The internal auditor shall serve as the clerk of the Committee and keep minutes of the proceedings of each Committee meeting. A majority of the Committee shall constitute a quorum for the conduct of business. At the discretion of the chairperson, a member may attend a meeting by telephone conference in which he can hear each person in attendance and all such persons can hear the person attending by telephone conference.

IV.     Responsibilities

1.	Appoint and oversee the Company’s independent registered public accounting firm. The Committee is also solely responsible, and shall have the necessary funding, for compensation of the independent registered public accounting firm.

2.	Review and pre-approve all audit and non-audit services to be performed by the Company’s independent registered public accounting firm, including but not limited to requests for any management consulting engagement to be performed by the Company’s independent registered public accounting firm. The Committee may delegate to one or more Committee members the responsibility to approve such services, provided timely reports are made to the full Committee. In addition, the Committee may establish pre-approval categories of services, as provided by applicable rules and regulations.

3.	Evaluate the independent registered public accounting firm on an at least an annual basis. Such evaluation shall include a report from the independent registered public accounting firm which includes:

•	the independent registered public accounting firm’s internal quality-control procedures;

•

any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years, respecting independent audits carried out by the firm, and any steps taken by the firm to address such issues; and

•

a formal written statement delineating all relationships between the independent registered public accounting firm and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

4.	Review and update this charter annually and ascertain that it is reported in the Company’s proxy statement at least once every three years.

5.	Periodically report to the Board of Directors on significant results of the following activities.

a)	Appointment of the independent registered public accounting firm to audit the financial statements of the Company and subsidiaries and determination of the compensation for such services.

b)	Approval of all audit and non-audit services to be provided by the independent registered public accounting firm.

c)	Resolution of any disagreements that may arise between the independent registered public accounting firm and management.

d)	Evaluation of the performance of the independent registered public accounting firm and, where appropriate, recommendation that the Board replace the independent registered public accounting firm.

6.	Review the independent registered public accounting firm’s engagement letter setting forth the scope and approach of the proposed audit, the estimated fees for performing the annual audit, FDICIA controls audit, and quarterly reviews of Form 10-Q. The Committee will also meet with the independent registered public accounting firm to review findings, including comments or recommendations.

7.	Review the effectiveness of the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plan for the current internal audit cycle, and the coordination of such plans with the independent registered public accounting firm.

8.	Review with the independent registered public accounting firm and internal auditors the integrity of the Company’s financial reporting processes and compliance with 12 U.S.C. 1831 p-1 (Federal Deposit Insurance Act).

9.	Inquire as to the independent registered public accounting firm’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial statements.

10.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent registered public accounting firm, management or the internal auditors.

11.	Review and approve the required reports to be included in the Company’s annual report to shareholders and proxy statement.

12.	Review, at the Committee’s discretion, quarterly financial statements and review with management and the independent registered public accounting firm any significant matters that arise out of the Company’s quarterly financial statements review, based upon the independent registered public accounting firm’s limited review procedures. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent registered public accounting firm in accordance with SAS 61 as amended by SAS 90.

13.	Review and discuss with the independent registered public accounting firm annually all relationships the independent registered public accounting firm have with the Company which might adversely affect their objectivity and independence and review a written statement from the independent registered public accounting firm as to their independence. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the independent registered public accounting firm.

14.	Review the scope and general extent of the independent registered public accounting firm’s annual audit. The Committee’s review should include a report from the independent registered public accounting firm addressing the following:

•	audit staffing and supervision, and scope of audit;

•	critical accounting policies and practices, alternative accounting treatments, the reasons for selecting such policies, and their impact on the fairness of the Company’s financial statements;

•	significant estimates made by management in the preparation of financial reports;

•	the nature and content of communications between auditors and management;

•	off-balance sheet transactions, joint ventures, contingent liabilities, or derivative transactions, and their impact on the fairness of financial statements;

•	auditor proposed adjustments – both those recorded by management and those not recorded by management;

•	difficulties encountered with management during the audit;

•	disagreements with management regarding accounting reporting issues;

•	material legal matters that may impact the financial statements; and

•	the independent registered public accounting firm’s opinion on the overall fairness of the financial statements.

15.	Discuss the results of the audit with the independent registered public accounting firm prior to releasing the year-end earnings and annual report to regulatory agencies. Discuss those matters that are required to be communicated to audit committees in accordance with SAS 61 as amended by SAS 90.

16.	It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accounting firm.

V.     Other Duties

1.	Inquire of the Company’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

2.	Appoint and supervise the independent registered public accounting firm.

3.	Review internal and external reports concerning the loan review, compliance, and information technology functions of the Company.

4.	In consultation with the Board of Directors, review and follow-up on regulatory examination findings and recommendations.

5.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee is empowered to retain independent counsel and other professional advisors to assist in the conduct of any investigation or as may be necessary in the fulfillment of its responsibilities.

6.	Establish procedures for receipt, retention and treatment of complaints regarding internal accounting controls, and auditing matters.

7.	Establish procedures for confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing matters.

8.	Review internal audit’s adherence to its audit plan and make adjustments as necessary.

9.	Review and approve all related party transactions. For such purpose, “related party transaction” shall mean any transaction required to be disclosed pursuant to SEC Regulation S-B, Item 404.

Appendix B

CMS BANCORP, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) shall be to assist the Board of Directors (the “Board”) of CMS Bancorp, Inc. (the “Company”) in identifying qualified individuals to become Board members and officers of the Company, in determining the composition of the Board and its committees, in developing and implementing a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines.

Membership and Appointment

The Committee shall consist of no fewer than three members, each of whom shall meet the criteria for independence established by the rules and regulations of The Nasdaq Stock Market and who the Board has affirmatively determined does not have a material relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Committee shall be appointed annually by the Board and shall serve at the pleasure of the Board. Notwithstanding the foregoing, no director shall serve on the Committee in any capacity in any year during which such director’s term as a director is scheduled to expire.

Meetings and Procedures

The Committee shall have a chairperson who must, and a secretary who may but need not be, a member of the Committee. The Board shall designate the chairperson of the Committee and the Committee shall designate the secretary for the Committee. If the Board does not designate a chairperson, or if the chairperson shall not be present at a meeting, the Committee shall select its own chairperson.

The Committee shall establish its own rules of procedure, which shall be consistent with the bylaws of the Company and this Charter. The Committee shall meet at least two times annually at regularly scheduled times and places determined by the Committee’s chairperson, and may meet more frequently, or take action by unanimous written consent, as circumstances require. A meeting may be called by the chairperson of the Committee or by majority of the members of the Committee. Notice of any meeting shall be given by the person or persons calling the meeting given to each other member of the Committee at least 48 hours prior to the meeting. Notice may be given in the same fashion as permitted for notice of Board meetings pursuant to the Company’s bylaws and applicable law. A meeting shall be deemed properly called if each member of the Committee shall have received notice given as aforesaid or, prior to the conclusion of the meeting, shall have signed a written waiver of notice.

A quorum shall consist of at least a majority of the voting members of the Committee. The vote of a majority of the voting members present at any meeting at which a quorum exists, including the chairperson of the committee who shall be eligible to vote, shall constitute the action of the Committee.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

Following each of its meetings, the Committee shall report its actions and recommendations to the Board. The secretary of the Committee shall keep written minutes of its meetings, which minutes shall be subject to approval by the members of the Committee and, once approved, shall be maintained with the books and records of the Company.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees, as the committee may deem appropriate in its sole discretion.

Nominations by Shareholders

Shareholders may recommend nominees for election to the Board, in a manner consistent with the Company’s bylaws, this Charter and any guidelines established by the Committee.

Committee Authority and Responsibilities

The Committee shall have the following authority and responsibilities:

Identification and Evaluation of Board of Directors Candidates

1.	The Committee shall develop criteria, to be approved by the full Board, for the selection of directors and, when appropriate, conduct searches for individuals qualified to become members of the Board.

2.	The Committee shall evaluate the validity of any shareholder nominees for election as directors in accordance with the qualifications and procedures set forth in Article II of the Company’s bylaws. The Committee shall consider, obtain information regarding, interview and evaluate any valid shareholder nominees for election as directors in accordance with the criteria developed by the Board.

3.	The Committee shall select, and recommend to the Board for its approval, nominees for election as directors, taking into account the criteria approved by the Board.

Evaluation of Board of Directors Effectiveness

4.	The Committee shall develop criteria for the evaluation of the Board and its members and shall annually assess the performance of incumbent Board members and the Board as a whole. Such assessment shall be discussed with the full Board and, as appropriate, the Committee shall recommend changes, including, but not limited to, changes in Board size and composition and in Board policies and procedures.

5.	The Committee shall develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its committees. The Committee shall oversee the annual self-evaluation of the Board and its committees and report its findings to the Board.

Corporate Governance Matters

6.	The Committee shall develop and recommend to the Board for its approval a set of corporate governance guidelines. The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

7.	The Committee shall review and assess the adequacy of this charter at least annually and, as appropriate, recommend changes to the Board for its approval.

8.	The Committee shall periodically review and assess the Company’s Charter and bylaws and, as appropriate, recommend changes to the Board for its approval.

9.	The Committee shall consider any other corporate governance issues that may arise from time to time, and to develop appropriate recommendations for the Board.

In undertaking its responsibilities, the Committee may retain or terminate, in its sole discretion, any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Committee shall also have authority to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.

CMS Bancorp, Inc.

2007 Annual Report

CMS Bancorp, Inc.

Dear Stockholders:

The fiscal year ended September 30, 2007 was one in which we made great strides in moving the Company toward achieving our strategic goals. On April 4, 2007, Community Mutual Savings Bank completed its conversion from a New York State-chartered mutual savings bank to a federally-chartered stock savings bank. On that same date, in the conversion and offering, CMS Bancorp sold 1,983,750 shares of its common stock, raising $19.8 million in gross proceeds. The successful completion of the stock offering was a critical factor in positioning the Company for growth and future profitability and we continue to focus on our three year plan for the Bank.

Over the past two years, we have invested in new management and staff, implemented new products and services for our customers, and incorporated a new technology platform to help deliver higher quality customer service. Going forward, we believe that our investment in technology and people will help our institution to maintain its community banking focus and meet its strategic growth objectives.

In addition to remodeling our Mount Vernon branch, we have secured a new location for our Eastchester branch which will open in early 2008. This new location will provide the template for future branch expansion and relocation, including greater visibility, better customer access and parking, an ATM, a commercial night deposit drop and better branding of our commitment to personal customer service.

The growth in our balance sheet and improvement in net interest income in 2007 reflects not only the impact of the proceeds from the sale of stock, but our continuing efforts to improve profitability, by expanding and diversifying our loan portfolio while maintaining our conservative underwriting standards, and prudently adding to our deposit balances at appropriate market interest rates.

All financial institutions are facing a challenging interest rate market. Over the past two years, short-term deposit rates have risen significantly, while longer-term interest rates on loans have remained within a very narrow range, thereby mitigating increases in our interest income from loan growth. The recent flat, and at times inverted, interest rate yield curve has negatively impacted our earnings, however, we continue to remain focused on loan growth and the diversification of the loan portfolio, along with carefully monitoring our deposit interest and other non-interest costs.

I would like to thank our customers, the Board of Directors, officers and employees for their efforts in making 2007 a year in which we accomplished much, and you, our stockholders, for your continued support.

Sincerely,

Thomas G. Ferrara, Chairman of the Board	John E. Ritacco, President and CEO

CMS Bancorp, Inc.

Selected Consolidated Financial Information and Other Data

The following information is derived from the audited consolidated financial statements of CMS Bancorp, Inc, (the “Company”). For additional information about the Company and Community Mutual Savings Bank, (“the Bank”) a more detailed presentation is contained in “Managements Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and footnotes of the Company which are included in this Annual Report.

Selected Financial Condition Data

	At September 30,
(in thousands)	2007	2006
Total assets	$173,506	$122,528
Loans receivable, net	146,701	96,732
Investment securities	4,565	19,298
Cash and cash equivalents	17,540	3,061
Deposits	117,500	108,784
FHLB Advances	30,000	4,204
Stockholders’ equity	24,354	8,307

Selected Operating Data

	Year Ended September 30,
(in thousands, except per share data)	2007	2006
Interest income	$7,505	$5,720
Interest expense	3,011	1,714

Net interest income	4,494	4,006
Provision for loan losses	60	—
Non-interest income	279	422
Non-interest expense	5,509	4,336
Income tax expense	7	40

Net income (loss)	$(803)	$52

Net (loss) per share	$(0.38)	N/A

CMS Bancorp, Inc.

Selected Financial Ratios and Other Data

	At or for the Years Ended September 30,
	2007	2006
Performance Ratios
Return on average assets	-0.58%	0.04%
Return on average equity	-4.93%	0.64%
Net yield on average interest-earning assets	5.61%	5.07%
Net interest rate spread	2.78%	3.31%
Net interest margin	3.36%	3.55%
Average interest-earning assets to average interest-bearing liabilities	1.26	1.16

Capital Ratios
Average stockholders’ equity to average assets	11.79%	6.95%
Tier 1 core ratio	8.99%	6.95%
Total risk based capital ratio	17.34%	13.02%

Asset Quality Ratios
Allowance for loan losses to gross loans	0.18%	0.22%
Non-performing loans to total assets	0.00%	0.00%

CMS Bancorp, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This Annual Report contains “forward-looking statements,” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “potential” and similar expressions that are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	changes in the real estate market or local economy;

•	changes in interest rates;

•	changes in laws and regulations to which we are subject; and

•	competition in our primary market area.

Any or all of our forward-looking statements in this Annual Report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. We disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

General

CMS Bancorp’s results of operations depend primarily on its net interest income, which is the difference between the interest income it earns on its loans and investments and the interest it pays on its deposits and other interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. CMS Bancorp’s operations are also affected by non-interest income, such as service fees and gains and losses on sales of securities, the provision for loan losses and non-interest expenses such as salaries and employee benefits, occupancy costs, and other general and administrative expenses. In general, financial institutions such as CMS Bancorp are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions, and funds availability. CMS Bancorp’s operations and lending activities are principally concentrated in Westchester County, New York, and its operations and earnings are influenced by the economics of the area in which it operates. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in CMS Bancorp’s primary market area.

CMS Bancorp’s net interest income may be affected by market interest rate changes. Prior to the September 2007 reduction in the Federal funds interest rate, increases in short-term interest rates during 2005 and 2006, without a corresponding increase in long-term interest rates, resulted in an increase in interest expense and reduction in net interest income. The effect of a flat or inverted interest rate yield curve could decrease CMS Bancorp’s ability to reinvest proceeds from loan and investment repayments at higher interest rates. CMS Bancorp’s cost of funds has increased faster than its yield on loans and investments, due to the longer-term nature of its interest-earning assets and the current yield curve environment.

In order to grow and diversify in the current yield curve environment, CMS Bancorp seeks to continue to grow its multi-family, non-residential, construction, home equity and commercial loans by targeting these

CMS Bancorp, Inc.

markets in Westchester County and surrounding areas as a means to increase the yield on and diversify its loan portfolio, build transactional deposit account relationships and, depending on market conditions, sell a portion of the fixed-rate residential real estate loans to a third party in order to diversify its loan portfolio, increase fee income and reduce interest rate risk.

To the extent CMS Bancorp increases its investment in construction or development, consumer and commercial loans, which are considered greater risks than one- to four-family residential loans, CMS Bancorp’s provision for loan losses may increase to reflect this increased risk, which could cause a reduction in CMS Bancorp’s income.

Overview

CMS Bancorp seeks to differentiate itself from its competition by providing superior, highly personalized and prompt service with competitive fees and rates to its customers. Historically, CMS Bancorp has been a community-oriented retail savings bank offering residential mortgage loans and traditional deposit products and, to a lesser extent, commercial real estate, small business and consumer loans in Westchester County, New York, and surrounding areas.

CMS Bancorp has adopted a strategic plan that focuses on growth in the traditional one- to four-family real estate lending market as well as diversification of the loan portfolio into higher yield multi-family, non-residential, construction and commercial loan markets. CMS Bancorp’s strategic plan also calls for increasing deposit relationships and broadening its product lines and services. CMS Bancorp believes that this business strategy is best for its long term success and viability, and complements its existing commitment to high quality customer service.

In connection with its overall growth strategy, CMS Bancorp seeks to:

•

continue to grow its commercial and industrial loan and commercial real estate loan portfolio by targeting commercial businesses in Westchester County and surrounding areas as a means to increase the yield on and diversify its loan portfolio and build transactional deposit account relationships;

•	focus on expanding its retail banking franchise and increasing the number of households served within its market area; and

•

depending on market conditions, sell a portion of the fixed rate residential real estate loans to a third party, in order to diversify its loan portfolio, increase fee income and reduce interest rate risk.

Critical Accounting Policies

It is management’s opinion that accounting estimates covering certain aspects of the business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making these estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the assessment of whether deferred taxes are more likely than not to be realized. Management believes that the allowance for loan losses represents its best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in market and economic conditions in CMS Bancorp’s market area. Management’s assessment as to the amount of deferred taxes more likely than not to be realized is based upon future taxable income, which is subject to revision upon updated information.

These critical policies and their application have been and will continue to be reviewed periodically by the Audit Committee and the Board of Directors. All accounting policies are important, and as such, we encourage you to review each of the policies included in Note 2 to CMS Bancorp’s Consolidated Financial Statements to obtain a better understanding of how its financial performance is reported.

CMS Bancorp, Inc.

Average Balances, Interest and Average Yields

The following table sets forth certain information relating to CMS Bancorp’s average balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans.

	At September 30, 2007		For the Year Ended September 30, 2007			For the Year Ended September 30, 2006
	Actual Balance	Yield/ Rate	Average Balance	Interest Income Expense	Yield Rate	Average Balance	Interest Income Expense	Yield Rate
Interest-earning assets
Loans receivable (1)	$146,701	6.01%	$111,089	$6,521	5.87%	$85,685	$4,785	5.58%
Securities available for sale	2,116	3.81%	3,761	169	4.49%	4,114	187	4.55%
Securities held to maturity (2)	2,449	5.07%	8,381	283	3.38%	18,424	554	3.01%
Federal funds sold	13,100	4.75%	7,723	403	5.22%	2,420	106	4.38%
Other interest-earning assets (3)	4,826	5.82%	2,733	129	4.72%	2,229	88	3.95%

Total interest-earning assets	169,192	5.87%	133,687	7,505	5.61%	112,872	5,720	5.07%
Non-interest earning assets	4,314		4,480			4,003

Total Assets	$173,506		$138,167			$116,875

Interest bearing-liabilities
Demand deposits	$8,173	3.92%	$6,433	$238	3.70%	$6,519	$101	1.55%
Savings and club accounts	42,026	0.40%	44,529	178	0.40%	53,650	213	0.40%
Certificates of deposit	54,814	4.78%	48,736	2,268	4.65%	36,634	1,379	3.76%
Borrowed money (4)	30,366	5.00%	6,577	327	4.97%	721	21	2.91%

Total interest-bearing liabilities	135,379	3.42%	106,275	3,011	2.83%	97,524	1,714	1.76%

Non-interest bearing liabilities
Non-interest bearing deposits	12,487		14,963			10,552
Other	1,286		638			680

Total non-interest bearing liabilities	13,773		15,601			11,232

Total liabilities	149,152		121,876			108,756

Equity	24,580		16,424			8,402
Comprehensive (loss)	(226)		(133)			(283)

Total equity	24,354		16,291			8,119

Total liabilities and equity	$173,506		$138,167			$116,875

Interest rate spread				$4,494	2.78%		$4,006	3.31%

Net interest-earning assets/net interest margin			$27,412		3.36%	$15,348		3.55%

Ratio of interest-earning assets to interest-bearing liabilities				1.26			1.16

(1)	Net of allowance for loan losses and net deferred costs and fees.
(2)	Amounts shown are at amortized cost.
(3)	Includes stock of Federal Home Loan Bank of New York.
(4)	Includes mortgage escrow funds.

CMS Bancorp, Inc.

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Year Ended September 30, 2007 Compared to Year Ended September 30, 2006
	Rate	Volume	Net
Interest-earning assets:
Loans receivable	$259	$1,477	$1,736
Securities available for sale	(2)	(16)	(18)
Securities held to maturity	61	(332)	(271)
Federal funds sold	24	273	297
Other interest-earning assets	19	22	41

Total interest-earning assets	361	1,424	1,785

Interest bearing-liabilities:
Demand deposits	138	(1)	137
Savings and club accounts	—	(35)	(35)
Certificates of deposit	371	518	889
Borrowed money	25	281	306

Total interest-bearing liabilities	534	763	1,297

Net interest income	$(173)	$661	$488

Comparison of Financial Condition at September 30, 2007 to September 30, 2006

Total assets increased by $51.0 million, or 41.6%, to $173.5 million at September 30, 2007 from $122.5 million at September 30, 2006, as proceeds of the sale of CMS Bancorp’s common stock, investment maturities, higher deposit balances and borrowings from the Federal Home Loan Bank (“FHLB”) were used to fund loan growth. During the year ended September 30, 2007, cash and cash equivalents increased by $14.4 million to $17.5 million at September 30, 2007 from $3.1 million at September 30, 2006. The increase in cash and cash equivalents resulted from borrowings from FHLB.

In the year ended September 30, 2007, securities available for sale declined by $2.0 million to $2.1 million at September 30, 2007 from $4.1 million at September 30, 2006 and securities held to maturity declined by $12.8 million to $2.4 million at September 30, 2007 from $15.2 million at September 30, 2006 as investments in U.S. Government Agency bonds matured.

Loans receivable were $146.7 million and $96.7 million at September 30, 2007 and September 30, 2006, respectively, representing an increase of $50.0 million or 51.7%. Strong demand, additional personnel in the loan department and an emphasis on growing the loan portfolio with conservatively underwritten loans led to higher

CMS Bancorp, Inc.

originations of one-to four-family mortgage loans as well as higher utilization of home equity lines of credit and originations of non-residential real estate and construction loans. The increase in loans receivable was funded from the proceeds of the sale of CMS Bancorp’s common stock, maturities of securities, higher deposit balances and borrowings from the FHLB.

While the banking industry has seen increases in loan delinquencies and defaults over the past year, particularly in the subprime sector, CMS Bancorp has not experienced losses in its loan portfolio due primarily to its conservative underwriting policies. As of September 30, 2007 and 2006, CMS Bancorp had no non-performing loans and the allowance for loan losses was 0.18% and 0.22% as of September 30, 2007 and 2006, respectively. Loans charged off, net of recoveries were $7,000 and $22,000 in the years ended September 30, 2007 and 2006, respectively. While there has been no material shift in the loan portfolio, delinquency levels, loss experience, economic conditions or other factors, loans grew by $50.0 million during the year ended September 30, 2007 and as a result, $60,000 was added to the allowance for loan losses.

The increase in premises and equipment from $686,000 at September 30, 2006 to $1.3 million at September 30, 2007 includes the modernization of the Mount Vernon branch and upgrades to the technology infrastructure. The $1.2 million increase in FHLB stock to $1.6 million at September 30, 2007 from $351,000 at September 30, 2006 resulted from higher borrowings as of September 30, 2007. Other assets decreased from $1.8 million at September 30, 2006 to $1.0 million at September 30, 2007 as a result of deferred stock offering costs associated with the initial public offering. These deferred stock offering costs were reclassified to stockholders’ equity and deducted from the proceeds of the shares sold in the conversion. At September 30, 2006, deferred stock offering costs in the amount of $817,000 were incurred and included in other assets.

Deposits increased by $8.7 million, or 8.0%, from $108.8 million as of September 30, 2006 to $117.5 million as of September 30, 2007. The increase in deposits resulted from competitive market interest rates which attracted deposits in the certificate of deposit and money market deposit categories. This increase in deposits was partially offset by depositors’ use of $1.3 million of deposits to purchase common stock of CMS Bancorp in the conversion and stock offering.

FHLB borrowings increased to $30.0 million at September 30, 2007 from $4.2 million as of September 30, 2006 and were used to fund loans and investments in Federal funds.

Stockholders’ equity increased from $8.3 million at September 30, 2006 to $24.4 million at September 30, 2007 as a result of the sale of CMS Bancorp’s common stock in the conversion, partially offset by the $803,000 net loss incurred during the year.

Comparison of Operating Results for the Year Ended September 30, 2007 and 2006

General. For the year ended September 30, 2007, CMS Bancorp recorded a net loss of $803,000 compared to net income of $52,000 in the year ended September 30, 2006. The net loss in the 2007 period reflects a one-time increase in non-interest expense due to the contribution of $774,000 to fund the Community Mutual Charitable Foundation (the “Foundation”). Gains on the sale of securities in the year ended September 30, 2006 of $110,000 did not recur in 2007. The increase in net interest income of $428,000 in the year ended September 30, 2007 was partially offset by the costs of investing in personnel, equipment and renovating the Mount Vernon branch.

Interest Income. Interest income increased $1.8 million, or 31.6%, to $7.5 million for the year ended September 30, 2007 from $5.7 million for the year ended September 30, 2006. The increase in interest income is due to increases of $1.7 million in interest income from loans, $297,000 on federal funds sold and $41,000 from other interest earning assets, partially offset by a decrease in interest income from securities of $289,000.

CMS Bancorp, Inc.

Interest income from loans increased by $1.7 million, or 36.3%, to $6.5 million for the year ended September 30, 2007 from $4.8 million for the year ended September 30, 2006. The increase was due to a $25.4 million, or 29.6%, increase in the average balance of loans to $111.1 million in the year ended September 30, 2007 from $85.7 million in the year ended September 30, 2006 and an increase in the average yield to 5.87% from 5.58%, as additions to the loan portfolio were made at interest rates which were higher than the interest rate on the overall portfolio. Of the increase in average loan balances of $25.4 million, $18.9 million was in the conventional one- to four-family residential mortgage portfolio.

Interest income from securities decreased by $289,000, or 39.0%, to $452,000 for the year ended September 30, 2007 from $741,000 for the year ended September 30, 2006. The decrease in interest income from securities was due to maturities of U.S. Government Agency bonds which caused the average balance of securities available for sale to decrease by $353,000 to $3.8 million for the year ended September 30, 2007 from $4.1 million for the year ended September 30, 2006. The average balance of securities held to maturity declined by $10.0 million due to maturities, to $8.4 million for the year ended September 30, 2007 from $18.4 million for the year ended September 30, 2006. The impact of the bond maturities and lower average balances was partially offset by an increase in the average yield on securities from 3.29% for the year ended September 30, 2006 to 3.72% for the year ended September 30, 2007, as the result of maturities of bonds with lower yields.

Interest income from Federal funds sold increased by $297,000 from $106,000 in the year ended September 30, 2006 to $403,000 in the year ended September 30, 2007. The average balance of Federal funds sold increased $5.3 million from $2.4 million in the year September 30, 2006 to $7.7 million in the year ended September 30, 2007. Higher average balances resulted from investing the proceeds from the sale of CMS Bancorp’s common stock and the borrowings from the FHLB. The average yield also increased from 4.38% to 5.22% in years ended September 30, 2006 and 2007, respectively as a result of increases in the Federal funds interest rates. Interest income from other interest-earning assets increased by $41,000 from $88,000 to $129,000 for the years ended September 30, 2006 and 2007, respectively, as a result of higher average balances and higher rates.

Interest Expense. Total interest expense increased $1.3 million, or 75.7%, to $3.0 million for the year ended September 30, 2007, from $1.7 million for the year ended September 30, 2006 reflecting higher market interest rates, a shift in deposits from lower cost savings accounts to higher cost time deposits, existing low cost time deposits maturing and re-pricing into higher rate time deposit products, higher money market rates and higher borrowing from the FHLB. The average balance of interest-bearing liabilities increased by $8.8 million to $106.3 million for the year ended September 30, 2007 compared to $97.5 million for the year ended September 30, 2006 and the average cost on those liabilities increased from 1.76% in 2006 to 2.83% in 2007.

Interest expense on demand accounts (money market accounts) increased by $137,000 to $238,000 in 2007 compared to $101,000 in 2006 as a result of higher rates offered to attract money market deposits. Interest expense on savings and club accounts decreased by $35,000 as a result of a decline in the average balance of $9.1 million, from $53.6 million in the year ended September 30, 2006 to $44.5 million in 2007. The decrease in the average balance of savings and club accounts resulted from withdrawals and transfers into higher interest rate certificates of deposit. Interest expense on certificates of deposit increased $889,000 from $1.4 million for the year ended September 30, 2006 to $2.3 million for the year ended September 30, 2007 as a result of average balances increasing by $12.1 million to $48.7 million for the year ended September 30, 2007 compared to $36.6 million in 2006 and the increase in the average cost of interest on certificates of deposit from 3.76% in 2006 to 4.65% in 2007. Higher average balances and higher interest rates reflect market conditions and the need to respond to changes in local market conditions in order to attract and retain deposits.

Interest expense on borrowed money was $327,000 in the year ended September 30, 2007 and $21,000 in the year ended September 30, 2006. In 2006, the primary component of borrowed money was mortgage escrow

CMS Bancorp, Inc.

accounts which carry a lower interest rate than FHLB borrowings. In 2007, FHLB borrowings, which were used to fund loan growth, became the predominant component of borrowed money and, as a result, the average cost of interest increased from 2.91% in 2006 to 4.97% in 2007. The average balance of borrowed money increased by $5.9 million, from $721,000 in 2006 to $6.6 million in 2007 as a result of borrowing needed to fund loan growth.

Provision for Loan Losses. The allowance for loan losses was $269,000, or 0.18%, of gross loans outstanding at September 30, 2007 compared to $215,000, or 0.22%, of gross loans outstanding at September 30, 2006. The level of the allowance for loan losses is based on estimates and ultimate losses may vary from these estimates. Management reviews the level of the allowance for loan losses on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Management regularly evaluates various risk factors related to the loan portfolio, such as type of loan, underlying collateral and payment status, and the corresponding allowance allocation percentages. While there has been no material shift in the loan portfolio, delinquency levels, loss experience, economic conditions or other factors, loans grew by $50.0 million during the year ended September 30, 2007 and as a result, $60,000 was added to the allowance for loan losses. CMS Bancorp has allocated the allowance among categories of loan types as well as classification status at each period end date.

Net Interest Income. Net interest income after provision for loan losses increased $428,000, or 10.7%, to $4.4 million for the year ended September 30, 2007 from $4.0 million for the year ended September 30, 2006. Increases in both average interest-earning assets and the yield on those assets in the year ended September 30, 2007 were partially offset by increases in the cost of interest-bearing liabilities, and to a lesser degree, increases in interest-bearing deposit balances and borrowing from the FHLB and by the provision for loan losses.

The Federal funds rate increased from 3.75% at September 30, 2005 to 5.25% in September 2006 and remained at that level until it was reduced to 4.75% in September 2007. The interest rate on 10-year Treasury notes, from which CMS Bancorp generally prices conventional mortgages, was below the Federal funds rate for virtually all of both years. The positive impact of growth in the loan portfolio and reinvesting the proceeds of maturing lower yielding securities and other interest-earning assets into higher yielding loans, as well as diversifying the loan portfolio into higher yielding multi-family, non-residential, construction, home equity and commercial real estate loans was mitigated by the negative impact on net interest income of the flat, and at times inverted interest rate yield curve. Increases in short-term interest rates without a corresponding increase in long-term interest rates have resulted, and may continue to result in a decrease in net interest spread.

Non-interest Income. Non-interest income of $279,000 in the year ended September 30, 2007 was lower than the comparable 2006 amount of $422,000 primarily due to gains on the sale of securities in 2006 of $110,000 which did not recur in 2007.

Non-interest Expenses. Non-interest expenses were $5.5 million and $4.3 million for the years ended September 30, 2007 and 2006, respectively, representing an increase of $1.2 million, or 27.9%. A contribution of $774,000 to fund the Foundation, made in connection with the conversion and offering of CMS Bancorp’s common stock resulted in the increase in contributions in 2007. Higher salaries and benefits ($270,000), occupancy ($68,000) and equipment costs ($61,000) in the year ended September 30, 2007 resulted from investments in upgrading infrastructure, processes, technology and personnel. These increases and a $75,000 increase in professional fees, in part resulting from costs associated with operating as a public company, were partially offset by lower advertising ($27,000), lower FDIC insurance premiums ($24,000), lower directors’ fees ($37,000) and lower bank charges ($20,000).

Income Tax Expense. The income tax expense was $7,000 in the year ended September 30, 2007 compared to $40,000 in the comparable 2006 period. The tax provision is recorded based on reported income (loss), at the

CMS Bancorp, Inc.

statutory rate for federal tax purposes and the higher of the statutory rate or minimum tax rate for state purposes. Deductions for contributions are limited to 10% of pre-tax income before the contribution and any unused charitable contribution can be carried forward for five years. The ability to realize sufficient future profits to utilize the contribution carryforward cannot be assured and, as a result, the tax benefit of the contribution carryforward was not recognized by CMS Bancorp by providing for a valuation allowance. The effective tax rates in future periods could be reduced if earnings in those periods are sufficient to utilize any portion of the contribution carryforward. The effective tax rate in both years was higher than the statutory rate as a result of providing for New York State minimum taxes.

Management of Market Risk

As a financial institution, CMS Bancorp’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a significant portion of its assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short-term maturity. Interest rates are highly sensitive to factors that are beyond CMS Bancorp’s control, including general economic conditions, inflation, changes in the slope of the interest rate yield curve, monetary and fiscal policies of the federal government and the regulatory policies of government authorities. Due to the nature of CMS Bancorp’s operations, it is not subject to foreign currency exchange or commodity price risk. Instead, CMS Bancorp’s real estate loan portfolio, concentrated in Westchester County, New York, is subject to the risks associated with the economic conditions prevailing in its market area.

The primary goals of CMS Bancorp’s interest rate management strategy are to determine the appropriate level of risk given the business strategy and then manage that risk so as to reduce the exposure of CMS Bancorp’s net interest income to fluctuations in interest rates. Historically, CMS Bancorp’s lending activities have been dominated by one- to four-family real estate mortgage loans. The primary source of funds has been deposits which have substantially shorter terms to maturity than the loan portfolio, and as a result, CMS Bancorp has employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including but not limited to limiting terms of fixed rate one- to four-family mortgage loan originations, which are retained in CMS Bancorp’s portfolio, emphasizing investments with short- and intermediate-term maturities of less than five years and borrowing term funds from FHLB.

In addition, the actual amount of time before mortgage loans are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. CMS Bancorp monitors interest rate sensitivity so that it can make adjustments to its asset and liability mix on a timely basis.

Interest Rate Risk

CMS Bancorp uses a simulation model to monitor interest rate risk. This model reports the net interest income and net economic value at risk under different interest rate environments. Specifically, an analysis is performed of changes in net interest income assuming changes in interest rates, both up and down, from current rates over the three-year period following the current financial statements.

The changes in interest income and interest expense due to changes in interest rates reflect the interest sensitivity of CMS Bancorp’s interest earning assets and interest bearing liabilities. For example, in a rising interest rate environment, the interest income from an adjustable-rate mortgage will increase depending on its re-pricing characteristics while the interest income from a fixed rate loan would not increase until it was repaid and loaned out at a higher interest rate.

CMS Bancorp, Inc.

The table below sets forth the latest available estimated changes in net interest income, as of June 30, 2007 that would result from various basis point changes in interest rates over a twelve-month period.

Change in Interest Rates In Basis Points (Rate Shock)	Net Interest Income
	Amount	Dollar Change	Percent Change
	(Dollars in Thousands)
300	$4,911	$(211)	-4.1%
200	4,986	(136)	-2.7%
100	5,060	(62)	-1.2%
50	5,093	(29)	-0.6%
0	5,122	—	0.0%
-50	5,147	25	0.4%
-100	5,163	41	0.8%
-200	5,198	76	1.5%
-300	5,173	51	1.0%

Liquidity and Capital Resources

CMS Bancorp is required to maintain levels of liquid assets sufficient to ensure CMS Bancorp’s safe and sound operation. Liquidity is the ability to meet current and future financial obligations of a short-term nature. CMS Bancorp adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. CMS Bancorp also adjusts its liquidity level as appropriate to meet its asset/liability objectives.

CMS Bancorp’s primary sources of funds are deposits, brokered certificates of deposit, amortization and prepayments of loans, FHLB advances and loans, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing investment securities are a relatively predictable source of funds, deposit flow and loan and mortgage-backed securities prepayments are greatly influenced by market interest rates, economic conditions and competition. CMS Bancorp’s liquidity, represented by cash and cash equivalents and investment securities, is a product of its operating, investing and financing activities.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as Federal funds and other interest earning assets. If CMS Bancorp requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. At September 30, 2007, CMS Bancorp had $30 million in loans from the FHLB and an available line of credit of $31.7 million.

In the year ended September 30, 2007, net cash provided from operating activities was $971,000, compared to net cash used of $1.5 million in the comparable 2006 period. In the year ended September 30, 2007, the net loss of $803,000 was offset by the non-cash portion of the contribution to the Foundation of $714,000 and the decrease in other assets of $804,000 resulting from deferred stock offering costs associated with the initial public offering being reclassified to stockholders’ equity and deducted from the proceeds of the shares sold in the conversion. In the year ended September 30, 2006 the increase in other assets used $952,000 of cash including costs relating to the issuance of common stock of $478,000 and $363,000 of receivables relating to the timing of mortgage escrow deposits and payments. The increase in other liabilities in 2006 provided $606,000 of cash including $494,000 relating to income tax accruals.

CMS Bancorp, Inc.

In the year ended September 30, 2007 and 2006, investing activities used $37.3 million and $16.8 million of cash, respectively. In the 2007 period, maturities of U.S. Government bonds of $14.7 million, FHLB borrowings and higher deposits were used to fund net loan increases of $50.1 million, additions to premises and equipment of $773,000 and FHLB stock purchases of $1.2 million. In the year ended September 30, 2006, net loan increases used $17.5 million of cash, purchases of investment securities used $4.0 million of cash and maturities of securities provided $4.3 million of cash.

Net cash provided by financing activities was $50.8 million and $9.0 million in the years ended September 30, 2007 and 2006, respectively. In 2007, increases in deposits of $8.7 million, the net proceeds from the sale of CMS Bancorp’s common stock of $17.8 million and additional borrowing from the FHLB were partially offset by common stock issued to the ESOP. In the 2006 period, higher deposits and FHLB borrowing provided cash of $4.5 million and $4.2 million, respectively.

CMS Bancorp anticipates that it will have sufficient funds available to meet its current loan and other commitments. As of September 30, 2007, CMS Bancorp had cash and cash equivalents of $17.5 million and securities of $4.6 million. At September 30, 2007, CMS Bancorp has outstanding commitments to originate loans of $17.4 million and $9.3 million of undisbursed funds from approved lines of credit, principally under a homeowners’ equity line of credit lending program. Certificates of deposit scheduled to mature in one year or less at September 30, 2007, totaled $47.1 million. Management believes that, based upon its experience and CMS Bancorp’s deposit flow history, a significant portion of such deposits will remain with CMS Bancorp.

CMS Bancorp had an unused overnight line of credit and an unused one month overnight repricing line of credit commitment with The Federal Home Loan Bank of New York which total $31.7 million.

The following table sets forth Community Mutual’s capital position at September 30, 2007, compared to the minimum regulatory capital requirements:

	Actual	Minimum Requirement	To Be Well Capitalized Under Prompt Corrective Actions Provisions
Tier 1 leverage ratio	8.99%	4.00%	5.00%
Tier 1 risk-based capital ratio	17.05%	N/A	6.00%
Total risk-based capital ratio	17.34%	8.00%	10.00%

Off-Balance Sheet Arrangements

CMS Bancorp does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on CMS Bancorp’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. CMS Bancorp is currently evaluating the potential impact, if any, the adoption of FASB Statement No. 157 will have on our financial position, results of operations and cash flows.

CMS Bancorp, Inc.

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulleting (“SAB”) No. 108. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. CMS Bancorp has analyzed SAB 108 and determined that upon adoption it will have no impact on CMS Bancorp’s financial condition or results of operations.

In July 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. CMS Bancorp does not believe that adopting FIN 48 will have any material adverse impact on its consolidated financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for CMS Bancorp as of October 1, 2007. CMS Bancorp believes that the adoption of SFAS No. 159 will not have a material adverse impact on its financial condition and statement of operations.

In April 2007, the FASB directed the FASB Staff to issue FSP No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”). FSP FIN 39-1 modifies FIN No. 39, “Offsetting of Amounts Related to Certain Contracts,” and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. The application of this standard did not have an effect on the financial statements of CMS Bancorp.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The application of this standard did not have an effect on the financial statements of CMS Bancorp.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of CMS Bancorp have been prepared in accordance with generally accepted accounting principles (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of CMS Bancorp’s operations. Unlike industrial companies, CMS Bancorp’s assets and liabilities are primarily monetary in nature. As a result, the effect of changes in interest rates will have a more significant impact on CMS Bancorp’s performance than will the effect of changing prices and inflation in general.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

CMS Bancorp, Inc.

White Plains, New York

We have audited the accompanying consolidated statements of financial condition of CMS Bancorp, Inc. and subsidiary (the “Company”) as of September 30, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CMS Bancorp, Inc. and subsidiary as of September 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 14, the Company changed its’ method of accounting for the Defined Benefit Pension Plan in 2007.

Beard Miller Company LLP

Pine Brook, New Jersey

November 30, 2007

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2007	2006
	(In thousands)
ASSETS
Cash and amounts due from depository institutions	$1,164	$2,709
Interest-bearing deposits	3,276	352
Federal funds sold	13,100	—

Total cash and cash equivalents	17,540	3,061
Securities available for sale	2,116	4,087
Securities held to maturity, estimated fair value of $2,463 and $15,073, respectively	2,449	15,211
Loans receivable, net of allowance for loan losses of $269 and $216, respectively	146,701	96,732
Premises and equipment	1,326	686
Federal Home Loan Bank of New York stock	1,550	351
Accrued interest receivable	795	638
Other assets	1,029	1,762

Total assets	$173,506	$122,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$117,500	$108,784
Advances from Federal Home Loan Bank of New York	30,000	4,204
Advance payments by borrowers for taxes and insurance	366	245
Other liabilities	1,286	988

Total liabilities	149,152	114,221

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, $.01 par value, 1,000,000 shares authorized, None outstanding	—	—
Common stock, $.01 par value, 14,000,000 shares authorized 2,055,165 issued and outstanding at September 30, 2007	21	—
Additional paid in capital	18,535	—
Retained earnings	7,641	8,444
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,617)	—
Accumulated other comprehensive (loss)	(226)	(137)

Total stockholders’ equity	24,354	8,307

Total liabilities and stockholders’ equity	$173,506	$122,528

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2007	2006
	(In thousands, except per share data)
Interest income
Loans	$6,521	$4,785
Securities	452	741
Other interest-earning assets	532	194

Total interest income	7,505	5,720

Interest expense
Deposits	2,684	1,693
Mortgage escrow funds	12	12
Borrowings	315	9

Total interest expense	3,011	1,714

Net interest income	4,494	4,006
Provision for loan losses	60	—

Net interest income after provision for loan losses	4,434	4,006

Non-interest income
Fees and service charges	270	289
Gain on sale of securities available for sale	—	110
Other	9	23

Total non-interest income	279	422

Non-interest expenses
Salaries and employee benefits	2,635	2,365
Net occupancy	623	555
Equipment	450	389
Professional fees	388	313
Advertising	64	92
Federal insurance premium	13	37
Directors’ fees	125	162
Other insurance	79	73
Bank charges	66	86
Contributions	795	14
Other	271	250

Total non-interest expense	5,509	4,336

Income (loss) before income taxes	(796)	92
Income tax expense	7	40

Net income (loss)	$(803)	$52

Net income (loss) per common share
Basic	$(0.38)	N/A	(1)

Weighted average number of common shares outstanding
Basic	1,892,122	N/A	(1)

(1)	The Company completed its initial public offering on April 3, 2007

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended September 30, 2007 and 2006

(In thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive (Loss)	Total
Balance September 30, 2005	$—	$—	$8,392	$—	$(275)	$8,117

Net income			52			52
Other comprehensive income					138	138

Total comprehensive income						190

Balance September 30, 2006	—	—	8,444	—	(137)	8,307
Net loss			(803)			(803)
Other comprehensive income					13	13

Total comprehensive loss						(790)

Adjustment to initially apply FASB Statement No. 158, net of tax of $68					(102)	(102)
Issuance of common stock	21	18,534				18,555
Common stock issued to ESOP				(1,644)		(1,644)
ESOP shares committed for release		1		27		28

Balance September 30, 2007	$21	$18,535	$7,641	$(1,617)	$(226)	$24,354

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2007	2006
	(In thousands)
Cash flows from operating activities
Net income (loss)	$(803)	$52
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation of premises and equipment	133	99
Amortization and accretion, net	76	58
Gain on sale of securities available for sale	—	(110)
Provision for loan losses	60	—
Deferred income taxes	(13)	65
Stock contributed to The Community Mutual Charitable Foundation	714	—
ESOP expense	28	—
(Increase) in accrued interest receivable	(157)	(123)
Decrease (increase) in other assets	804	(952)
Increase (decrease) in accrued interest payable	383	(28)
(Decrease) in other liabilities	(254)	(606)

Net cash provided from (used in) operating activities	971	(1,545)

Cash flows from investing activities
Purchases of securities available for sale	—	(4,007)
Proceeds from sales of securities available for sale	—	129
Proceeds from maturities of securities held to maturity	12,731	4,300
Proceeds from maturities of securities available for sale	2,000	—
Principal repayments on securities available for sale	10	20
Principal repayments on securities held to maturity	31	46
Net (increase) in loans receivable	(50,122)	(17,507)
Additions to premises and equipment	(773)	(213)
(Purchase) redemption of Federal Home Loan Bank of New York stock	(1,199)	416

Net cash (used in) investing activities	(37,322)	(16,816)

Cash flows from financing activities
Net increase in deposits	8,716	4,538
Advances from Federal Home Loan Bank of New York	30,000	4,204
Repayment of advances from Federal Home Loan Bank of New York	(4,204)	—
Net increase in payments by borrowers for taxes and insurance	121	244
Proceeds from issuance of common stock	17,841	—
Stock issued to ESOP	(1,644)	—

Net cash provided from financing activities	50,830	8,986

Net increase (decrease) in cash and cash equivalents	14,479	(9,375)
Cash and cash equivalents—beginning	3,061	12,436

Cash and cash equivalents—ending	$17,540	$3,061

Supplemental information
Cash paid during the period for
Interest on deposits and borrowings	$2,628	$1,686

Income taxes	$9	$707

See notes to consolidated financial statements.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements

Note 1—Principles of Consolidation, Reorganization and Initial Public Offering

The consolidated financial statements include the accounts of CMS Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Community Mutual Savings Bank (the “Bank”). The Company’s business is conducted principally through the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

On April 3, 2007, the Bank reorganized from a New York State-chartered mutual savings bank to a federally-chartered mutual savings bank and simultaneously converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, with the concurrent formation of a stock holding company which conducted a subscription offering with depositors of the Bank receiving first priority in the offering. After the conversion and offering, all of the Bank’s stock is owned by the Company. In connection with the conversion and offering, the Company issued 2,055,165 shares of common stock, consisting of 164,413 shares to the ESOP, 71,415 shares to The Community Mutual Charitable Foundation (the “Foundation”) and 1,819,337 shares sold to the public at a purchase price of $10.00 per share. The net proceeds from the sale of shares to the public amounted to $16,196,000 ($18,193,000 of proceeds, net of reorganization expenses of $1,997,000). The management and business operations of the Bank continued unchanged after the conversion and offering.

Note 2—Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the assessment of whether deferred taxes are more likely than not to be realized. Management believes that the allowance for loan losses represents its best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in market and economic conditions in the Company’s market area. Management’s assessment as to the amount of deferred taxes more likely than not to be realized is based upon future taxable income, which is subject to revision upon updated information.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, interest-earning deposits and federal funds sold, all with original maturities of three months or less.

Securities

Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities or as held-to-maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains and losses, net of applicable income taxes, reported in accumulated other comprehensive income (loss), as a separate component of stockholders’ equity. The Company has no securities classified as trading securities.

On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss.

Premiums and discounts on all debt securities are amortized or accreted to income by use of the interest method over the estimated remaining period to contractual maturity.

Gains or losses on sales of securities are recognized on the specific identification method.

Loans Receivable

Loans receivable are carried at unpaid principal balances and net deferred loan origination costs less the allowance for loan losses.

The Company defers loan origination fees and certain direct loan origination costs and accretes net amounts as an adjustment of yield over the contractual lives of the related loans.

Recognition of interest income is discontinued and existing accrued interest receivable is reversed on loans that are more than ninety days delinquent and where management, through its loan review process, feels such interest is uncollectible. Income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

Allowance for Loan Losses

An allowance for loan losses is maintained at a level that represents management’s best estimate of losses known and inherent in the loan portfolio that are both probable and estimable. The allowance is decreased by loan charge-offs, increased by subsequent recoveries of loans previously charged off, and then adjusted, via either a charge or credit to operations, to an amount determined by management to be necessary. Loans or portions thereof, are charged off when, after collection efforts are exhausted, they are determined to be uncollectible. Management of the Company, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume inherent in its loan activities, along with the general economic and real estate market conditions. The Company utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Company maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan losses are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management’s judgment. Although management believes that specific and general loan losses are established in accordance with management’s best estimate, actual losses are dependent upon future events and, as such, further additions to the level of loan loss allowances may be necessary.

A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependant. All loans identified as impaired are evaluated independently. The Company does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

Concentration of Risk

The Company’s lending activities are concentrated in loans secured by real estate located in the Westchester County, New York and surrounding areas.

Premises and Equipment

Premises and equipment are comprised of land, at cost, and buildings, building improvements, furnishings and equipment and leasehold improvements, at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10 - 50
Furnishings and equipment	3 - 10
Leasehold improvements	The lesser of useful life or term of lease

Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are charged to expense in the year incurred. Rental income is netted against occupancy expenses in the consolidated statements of operations.

Advertising

Advertising expense is recognized as incurred.

Business and Interest-Rate Risk

The Company is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to originate loans secured by real estate and purchase investment and mortgage-backed securities. The potential for interest-rate risk exists when interest-sensitive

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

liabilities reprice at different times and rates than interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. Management regularly monitors the maturity structure of the Company’s assets and liabilities in order to measure its level of interest-rate risk and plan for future volatility.

Income Taxes

The Company and the Bank file a consolidated federal income tax return. Federal income taxes are allocated to the Company and the Bank based upon the contribution of their respective income or loss to the consolidated return. The Company and the Bank file a combined state income tax return.

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the income tax returns differ from these provisions due principally to temporary differences in the treatment of certain items for financial statement and income tax reporting purposes. Deferred income taxes have been recorded to recognize such temporary differences. The realization of deferred tax assets is assessed and a valuation allowance is provided, when necessary, for that portion of the asset which more likely than not will not be realized.

Benefit Plans

The Company has a non-contributory defined benefit pension plan covering all eligible employees. The Company also has a 401(k) retirement plan and an Employee Stock Ownership Plan (“ESOP”), both of which are defined contribution plans.

The benefits for the pension plan are based on years of service and employees’ compensation. Prior service costs for the pension plan generally are amortized over the estimated remaining service periods of employees. The Company uses the corridor approach in the valuation of the pension plan which defers all actuarial gains and losses resulting from differences between actual results and economic estimates or actuarial assumptions. For the pension plan, these unrecognized gains and losses are amortized to income when net gains and losses exceed 10% of the greater of the market-value of plan assets or the projected benefit obligation at the beginning of the plan year.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of Statement No.’s 87, 88, 106 and 132R. SFAS No. 158 requires major changes to accounting for defined benefit and other postretirement plans. SFAS No. 158, which the Company adopted as of September 30, 2007, requires recognition of the over-funded or under-funded status of the benefit plans as an asset or liability in the consolidated statement of financial condition, with the changes in the funded status recorded through other comprehensive income in the year in which the change occurs. The impact of the adoption of SFAS No. 158 is more fully described in Note 14 to the consolidated financial statements.

Net Income (Loss) Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding Basic net loss per common share for the year ended September 30, 2007 is calculated by utilizing the net loss for the period April 3, 2007, the date the Company completed its public stock offering, through September 30, 2007 ($723,000) and the weighted average number of common outstanding during the same period. The company has not granted any restricted awards or stock options and, during the year ended

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

September 30, 2007, had no potential dilutive common stock equivalents. Unallocated common shares held by the ESOP are not included in the weighted average number of common shares outstanding for purposes of calculating both basic and dilutive net loss per share until they are committed to be released. Net income per share data is not presented for the year ended September 30, 2006, as the Company had no publicly held shares outstanding prior to the Company’s initial public offering on April 3, 2007.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Company enters into commitments to extend credit, including commitment under lines of credit. Such financial instruments are recorded when they are funded.

Note 3—Securities Available for Sale

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2007
U.S. Government agencies
Due within one year	$2,042	$—	$1	$2,041
Mortgage-backed securities	71	4	—	75

	$2,113	$4	$1	$2,116

September 30, 2006
U.S. Government agencies
Due within one year	$1,991	$—	$9	$1,982
Due after one year through five years	2,034	—	13	2,021
Mortgage-backed securities	81	3	—	84

	$4,106	$3	$22	$4,087

The age of unrealized losses and fair value of related securities available for sale at September 30, 2007 and 2006 were as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
September 30, 2007
U.S. Government agencies	$—	$—	$2,041	$1	$2,041	$1

September 30, 2006
U.S. Government agencies	$4,003	$22	$—	$—	$4,003	$22

At September 30, 2007, management concluded that the unrealized losses above (which related to two securities) are temporary in nature since they are primarily related to market interest rates and not related to the underlying credit quality of the issuer of securities. Additionally, the Company has the intent and ability to hold these investments for a period of time necessary to recover the amortized cost.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Proceeds from sales of securities available for sale during the year ended September 30, 2006 were $129,000 and gross gains of $110,000 were realized on those sales. There were no sales of securities available for sale during the year ended September 30, 2007.

Note 4—Securities Held to Maturity

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2007
U.S. Government agencies
Due within one year	$2,200	$—	$4	$2,196
Mortgage-backed securities
Due after ten years	249	18	—	267

	$2,449	$18	$4	$2,463

September 30, 2006
U.S. Government agencies
Due within one year	$12,731	$—	$112	$12,619
After one but within five years	2,200	—	36	2,164
Mortgage-backed securities
Due after ten years	280	10	—	290

	$15,211	$10	$148	$15,073

The age of unrealized losses and fair value of related securities held to maturity at September 30, 2007 and 2006 were as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
September 30, 2007
U.S. Government agencies	$—	$—	$2,196	$4	$2,196	$4

September 30, 2006
U.S. Government agencies	$—	$—	$14,783	$148	$14,783	$148

As of September 30, 2007, management concluded that the unrealized losses above (which relate to 18 securities) were temporary in nature since they were primarily related to market interest rates and not related to the underlying credit quality of the issuer of the securities. Additionally, the Company has the intent and ability to hold these investments for a period of time necessary to recover the amortized cost.

There were no sales of securities held to maturity during the years ended September 30, 2007 and 2006.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 5—Loans Receivable

	September 30,
	2007	2006
	(In thousands)
Real estate
One-to four-family	$131,579	$86,774
Multi-family	1,509	1,757
Non-residential	2,879	1,145
Construction	954	250
Equity and second mortgages	7,974	5,646

	144,895	95,572

Commercial	500	550

Consumer
Passbook and other	424	151
Student	20	26
Checking overdraft	15	18

	459	195

Total Loans	145,854	96,317

Allowance for loan losses	(269)	(216)
Net deferred loan origination costs, net	1,116	631

	$146,701	$96,732

The following is an analysis of the allowance for loan losses:

	Years Ended September 30,
	2007	2006
	(In thousands)
Balance—beginning of year	$216	$238
Provision charged to operations	60	—
Loans charged off	(7)	(24)
Recovery of loans previously charged off	—	2

Balance—end of year	$269	$216

At September 30, 2007 and 2006, and during the years then ended, the Company had no loans which were considered to be impaired or placed on non-accrual status.

At September 30, 2007 and 2006, loans serviced for the benefit of others totaled $550,000 and $624,000, respectively.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 6—Premises and Equipment

	September 30,
	2007	2006
	(In thousands)
Land	$179	$179

Buildings and improvements	1,150	477
Accumulated depreciation	(433)	(441)

	717	36

Construction in process	—	128

Leasehold improvements	445	427
Accumulated amortization	(330)	(316)

	115	111

Furnishings and equipment	1,899	1,705
Accumulated depreciation	(1,584)	(1,473)

	315	232

	$1,326	$686

Note 7—Accrued Interest Receivable

	September 30,
	2007	2006
	(In thousands)
Loans	$741	$473
Securities	54	165

	$795	$638

Note 8—Deposits

	September 30,
	2007		2006
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Demand deposits:
Non-interest bearing deposits	$12,487	—	$12,286	—
Interest bearing deposits	8,173	3.92%	4,886	1.70%

	20,660	1.55%	17,172	0.48%
Savings and club deposits	42,026	0.40%	49,714	0.40%
Certificates of deposit	54,814	4.78%	41,898	4.17%

	$117,500	2.65%	$108,784	1.87%

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The scheduled maturities of certificates of deposit are as follows:

	September 30,
	2007	2006
	(In thousands)
One year or less	$47,141	$29,475
After one to two years	2,636	7,204
After two to three years	1,664	845
After three years to four years	3,256	1,237
After four years to five years	117	3,137

	$54,814	$41,898

The aggregate amount of certificates of deposit with balances of $100,000 or more totaled approximately $17,392,000 and $12,181,000 at September 30, 2007 and 2006, respectively. Deposits in excess of $100,000 are generally not insured by Federal Deposit Insurance Corporation.

Interest expense on deposits consists of the following:

	Years Ended September 30,
	2007	2006
	(In thousands)
Demand deposits	$238	$101
Savings and club deposits	178	213
Certificates of deposit	2,268	1,379

	$2,684	$1,693

Note 9—Advances from Federal Home Loan Bank of New York (“FHLB”)

	September 30,
	2007	2006
	(In thousands)
Overnight borrowings with interest at 5.45%	$—	$4,204
Five year advance, maturing August 15, 2012, convertible on August 15, 2010, with interest payable quarterly at 4.78%	10,000	—
Five year advance, maturing August 8, 2012, convertible on August 8, 2009, with interest payable quarterly at 4.81%	10,000	—
Seven year fixed rate advance with interest at 5.57%, payable in monthly installments of principal and interest of $57,000 with a balloon payment of $8,925,000 on August 8, 2014	10,000	—

Total	$30,000	$4,204

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

A schedule of the Company’s annual principal obligations to the FHLB is as follows:

	September 30,
	2007	2006
	(In thousands)
2007	$—	$4,204
2008	133	—
2009	140	—
2010	149	—
2011	157	—
2012	20,166	—
Thereafter	9,255	—

	$30,000	$4,204

These FHLB advances are secured by stock of the FHLB in the amount of $1,550,000 and $351,000 at September 30, 2007 and 2006, respectively, and a blanket assignment of qualifying loans.

The Company has established an overnight line of credit and comparison (DRA) commitment, each in the amount of $15,876,600, with the FHLB, which will expire on July 31, 2008. As of September 30, 2006, there was $4,204,000 outstanding against these credit lines.

Note 10—Lease Commitments and Total Rental Expense

The Company leases six locations under long-term operating leases. Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at September 30, 2007 (in thousands):

Year ended September 30,
2008	$441
2009	364
2010	356
2011	280
2012	277
Thereafter	1,121

$2,839

The total rental expense and related charges for all leases for the years ended September 30, 2007 and 2006 was approximately $470,000 and $464,000, respectively.

Note 11—Income Taxes

The Company qualifies as a thrift under the provisions of the Internal Revenue Code and, therefore, was permitted, prior to January 1, 1996, to deduct from federal taxable income an allowance for bad debts based on 8% of taxable income before such deduction, less certain adjustments, subject to certain limitations. Beginning January 1, 1996, the Company, for federal income tax purposes, must calculate its tax bad debt deduction using either the experience or specific charge off method. The New York State tax law permits the Company to deduct 32% of its taxable income before bad debt deduction, subject to certain limitations.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Retained earnings at September 30, 2007, include approximately $1,981,000 of such bad debt deduction for which federal income taxes have not been provided. In addition, deferred New York State taxes have not been provided on bad debt allowance in the amount of $4,100,000. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes (benefit) are as follows:

	Years Ended September 30,
	2007	2006
	(In thousands)
Current income tax expense
Federal	$5	$(22)
State	15	(3)

	20	(25)

Deferred income tax expense (benefit)
Federal	(10)	50
State	(3)	15

	(13)	65

	$7	$40

The following table presents a reconciliation between the reported income taxes and the federal income taxes which would be computed by applying the normal federal income tax rate of 34% to income (loss) before income taxes:

	Years Ended September 30,
	2007	Percent of Pretax Loss	2006	Percent of Pretax Income
	(Dollars in thousands)
Federal income taxes (benefit)	$(271)	(34.0)%	$31	34.0%
Increases (decreases) in income taxes resulting from:
Valuation Allowance	270	33.6	—	—
State income taxes, net of federal income tax effect	8	1.0	8	8.6
Other items, net	—	—	1	0.9

Effective Income Taxes	$7	0.6%	$40	43.5%

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The tax effects of existing temporary differences that give rise to significant portions of net deferred tax assets and liabilities are as follows:

	September 30,
	2007	2006
	(In Thousands)
Deferred tax assets
Allowance for loan losses	$108	$86
Deferred rent	28	25
Contribution carryover	270	—
SFAS 158 adjustment	152	—
Minimum pension liability	—	84
Unrealized loss on securities available for sale	—	8

Total Deferred Tax Assets	558	203

Deferred tax liabilities
Accrued pension	30	9
Depreciation	41	30
Unrealized gain on securities available for sale	1	—
Other	—	19

Total Deferred Tax Liabilities	72	58

Valuation allowance	(270)	—

Net Deferred Tax Assets Included in Other Assets	$216	$145

Note 12—Comprehensive Income (Loss)

Total comprehensive income represents the sum of net income and items of “other comprehensive income or loss” that are reported directly in equity on an after tax basis, such as the net unrealized holding gain or loss on securities available for sale and minimum pension liability adjustments. The Company has reported its total comprehensive income in the statements of changes in stockholders’ equity.

Other comprehensive income (loss) is summarized as follows:

	Years Ended September 30,
	2007	2006
	(In thousands)
Securities available for sale
Net unrealized holding gains (losses) arising during the year, net of income taxes of $9,000 and $(6,000), respectively	$13	$(7)
Reclassification adjustment for net gains included in net income, net of income taxes of $(43,000)	—	(67)

	13	(74)
Adjustment to additional minimum pension liability, net of income taxes of $140,000	—	212

	$13	$138

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Accumulated other comprehensive loss, which is included in stockholders’ equity, consisted of the following:

	September 30,
	2007	2006
	(In thousands)
Net unrealized holding gains (losses) on securities available for sale, net of deferred income tax of $1,000 and $(8,000), respectively	$2	$(11)
SFAS 158 adjustment, net of related deferred taxes of ($152,000)	(228)	—
Minimum pension liability, net of related deferred income taxes of $(84,000)	—	(126)

	$(226)	$(137)

Note 13—Regulatory Matters

For the purpose of granting eligible account holders a priority in the event of future liquidation, the Bank, at the time of conversion, established a liquidation account in an amount equal to its retained earnings of $8.3 million at September 30, 2006. In the event of a future liquidation of the converted Bank (and only in such event), an eligible account holder who continues to maintain his or her deposit account shall be entitled to receive a distribution from the special account. The total amount of the special account is decreased (but never increased) in an amount proportionally corresponding to decreases in the deposit account balances of eligible account holders as of each subsequent year end. After conversion, no dividends may be paid to stockholders if such dividends would reduce retained earnings of the converted Bank below the amount required by the special account.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to total assets (as defined).

The following tables present a reconciliation of the Bank’s capital per generally accepted accounting principles (“GAAP”) and regulatory capital at the dates presented:

	September 30,
	2007	2006
	(In thousands)
GAAP capital	$15,628	$8,307
Disallowed deferred tax asset	(216)	—
Pension liability, net of deferred taxes	228	—
Unrealized (gain) loss on securities available for sale	(2)	11
Intangible asset	(64)	(64)

Tier I and tangible capital	15,574	8,254
General valuation allowance	269	216

Total Regulatory Capital	$15,843	$8,470

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
September 30, 2007:
Total capital (to risk-weighted assets)	$15,843	17.34%	$	≥7,309	≥	8.00%	$	≥9,136	≥	10.00%
Core (Tier 1) capital (to risk-weighted assets)	15,574	17.05		—		—	≥	5,482	≥	6.00
Core (Tier 1) capital (to total assets)	15,574	8.99	≥	6,930	≥	4.00	≥	8,662	≥	5.00
Tangible capital (to total assets)	15,574	8.99	≥	2,599	≥	1.50		—		—

September 30, 2006:
Total capital (to risk-weighted assets)	$8,470	13.02%	$	≥5,204	≥	8.00%	$	≥6,505	≥	10.00%
Core (Tier 1) capital (to risk-weighted assets)	8,254	12.69		—		—	≥	3,903	≥	6.00
Core (Tier 1) capital (to average total assets)	8,254	6.95	≥	4,753	≥	4.00	≥	5,941	≥	5.00
Tangible capital (to average total assets)	8,254	6.95	≥	1,782	≥	1.50		—		—

As of the most recent notification from the regulatory authorities, the Bank was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

Note 14—Benefit Plans

Pension Plan

The Bank maintains a non-contributory defined benefit pension plan (the “Plan”) covering all eligible employees. The benefits are based on employees’ years of service and compensation. The Bank’s policy is to fund the Plan annually with at least the minimum contribution deductible and/or allowable for federal income tax purposes.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table sets forth the Plan’s funded status and components of net periodic pension cost:

	September 30,
	2007	2006
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation—beginning of year	$3,385	$3,997
Service cost	58	103
Interest cost	186	180
Actuarial (gain) loss	23	(779)
Benefits paid	(165)	(116)

Benefit obligation—end of year	$3,487	$3,385

Change in plan assets
Fair value of assets—beginning of year	$2,873	$2,748
Actual return on plan assets	368	181
Benefits paid	(165)	(116)
Contributions	110	60

Fair value of assets—end of year	$3,186	$2,873

Reconciliation of funded status
Accumulated benefit obligation	$3,197	$3,089

Projected benefit obligation	$(3,487)	$(3,385)
Fair value of assets	3,186	2,873

Funded status	(301)	(512)
Unrecognized prior service cost	—	33
Unrecognized net loss	—	505
Additional minimum liability	—	(243)

Accrued pension cost included in other liabilities	$(301)	$(217)

Amounts recognized in the statement of financial condition consist of:
Other liabilities	$(301)	$(217)
Additional minimum liability	—	(243)
Intangible asset	—	33
Accumulated other comprehensive income, pre-tax	—	210

Net amount recognized at end of year	$(301)	$(217)

Amounts recognized in accumulated other comprehensive loss, pre-tax, consist of:
Net actuarial loss	$(351)	$—
Prior service cost	(29)	—

	$(380)	$—

Valuation assumptions:
Discount rate	6.00%	5.75%
Rate of compensation increase	4.00%	4.00%

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

	Years Ended September 30,
	2007	2006
	(Dollars in thousands)
Net periodic pension expense
Service cost	$58	$103
Interest cost	186	180
Expected return on assets	(199)	(190)
Amortization of prior service cost	4	3
Amortization of unrecognized net loss	9	39

Total net periodic pension expense	$58	$135

Valuation assumptions:
Discount rate	5.75%	5.25%
Rate of return on long-term assets	7.00%	7.00%
Salary increase rate	4.00%	4.00%

Impact of SFAS 158

The impact of the adoption, effective September 30, 2007, of SFAS No. 158, was as follows:

	Before FAS # 158 Adjustment	FAS # 158 Adjustment (In thousands)	After FAS # 158 Adjustment
Other assets	$1,035	$(6)	$1,029
Total assets	173,512	(6)	173,506
Other liabilities	1,190	96	1,286
Total liabilities	149,056	96	149,152
Accumulated other comprehensive loss	(124)	(102)	(226)
Total liabilities and stockholders’ equity	173,512	(6)	173,506

As of September 30, 2007, unrecognized losses of $351,000 and unrecognized prior service costs of $29,000 were included in accumulated other comprehensive loss in accordance with FAS No. 158. As required under FAS No. 158, for fiscal year ended September 30, 2008, $4,000 in unrecognized past service costs are expected to be recognized as a component of net periodic benefit plan costs.

The plan assets are invested as follows:

	September 30,
	2006	2005
Equity securities	57%	52%
Guaranteed insurance funds	43%	48%

	100%	100%

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

At September 30, 2007, expected benefit payments were as follows (in thousands):

Year ended September 30,
2008	$164
2009	161
2010	159
2011	157
2012	154
2013 to 2017	880

$1,675

The Bank expects to contribute $36,000 to the Plan during the year ended September 30, 2008.

The long-term rate of return on assets assumption is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5.0% to 9.0% and 2.0% to 6.0%, respectively. Additionally, the long-term inflation rate is projected to be 2.5%. When these overall return expectations are applied to the Plan’s largest allocation, the result is an expected return of 8.0% to 10.0%.

The Bank plans to maintain the current asset mix and seek to achieve an optimal risk/reward profile by limiting market exposure to present levels. It is expected to have a 4.0% to 5.0% return from fixed income and a 5.0% to 9.0% rate of return from equities. The overall expected long-term rate of return on Plan assets used was 7.0% for both 2007 and 2006.

Savings and Investment Plan

The Company has implemented a Savings and Investment Plan (the “Savings Plan”) pursuant to Section 401(k) of the Internal Revenue Code for all eligible employees. Under the Savings Plan, employees may elect to contribute a percentage of their compensation, subject to limits. The Company makes matching contribution equal to 50% of employee’s contribution, up to 8.0% of compensation, subject to certain limitations. The Savings Plan expenses for the years ended September 30, 2007 and 2006, amounted to approximately $34,000 and $29,000, respectively.

Employees Stock Ownership Plan (“ESOP”)

The Company established an ESOP for all eligible employees in connection with the public offering of common stock in April 2007. The ESOP used the proceeds of a $1.6 million, 8.0% term loan from the Company to purchase 164,413 shares of Company common stock. The term loan from the Company to the ESOP is payable in annual installments of principal and interest over 30 years commencing on December 31, 2007. The Company intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments on the term loan to the ESOP from the Company. Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as defined by the ESOP, in the year of allocation. As of September 30, 2007, the loan had a balance of $1,644,130.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The ESOP is accounted for in accordance with Statement of Position 93-6, “Accounting for Employee Stock Ownership Plans” which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expense was $28,000 for the year ended September 30, 2007.

The ESOP shares are summarized as follows:

September 30, 2007
Unearned shares	161,673
Shares committed to be released	2,740
Shares released	—

Total shares	164,413

Fair value of unearned shares	$1,701,000

Note 15—Commitments and Contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

The Company has the following outstanding commitments:

	September 30
	2007	2006
	(In thousands)
Commitments to originate loans, expiring in three months or less	$17,366	$4,575

At September 30, 2007, of the $17,366,000 in outstanding commitments to originate loans $7,298,000 are at fixed rates ranging from 6.15% to 7.625% and $10,068,000 are adjustable rates with initial rates ranging from 6.625% to 8.75%.

At September 30, 2006 of the $4,575,000 in outstanding commitments to originate loans, $3,435,000 are at fixed rates ranging from 6.00% to 7.00% and $1,140,000 are adjustable rates with initial rates ranging from 6.25% to 7.00%.

At September 30, 2007 and 2006, undisbursed funds from approved lines of credit under a homeowners’ equity lending program totaled $9,054,000 and $8,650,000, respectively. Interest rates are either fixed (ranging

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

from 6.75% to 7.50% at September 30, 2007) or variable, based on the prime rate or prime minus 25 basis points adjusted on a monthly basis (ranging from 7.50% to 7.25% at September 30, 2007). At September 30, 2007 and 2006, unused overdraft protection and commercial lines of credits were $283,000 and $131,000, respectively. Unless specifically cancelled by notice from the Company, these funds represent firm commitments available to the respective borrowers on demand.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held consists primarily of residential real estate, but may include income-producing commercial properties.

The Company also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Company is a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the financial position or results of operations of the Company.

The Bank has been identified as a defendant in a lawsuit brought by two former employees, filed on August 2, 2007 in the United States District Court, Southern District of New York. The plaintiffs claim the Bank violated sections of Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York Executive Law, the Age Discrimination in Employment Act of 1967 and the Fair Labor Relations Act. The plaintiffs are seeking compensatory and punitive damages, liquidated damages, overtime compensation and fees and costs totaling $3.75 million. The plaintiffs previously filed a complaint with the Equal Employment Opportunity Commission (the “EEOC”) and the EEOC returned a “no-cause” determination in the Bank’s favor on April 27, 2007. At this time, management does not believe that the resolution of this action will have a material effect on the consolidated financial statements of the Company.

Note 16—Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than a forced liquidation sale. Significant estimates were used for the purpose of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company’s financial instruments.

Cash and Cash Equivalents and Accrued Interest Receivable and Payable

The carrying amounts for cash and cash equivalents and accrued interest receivable and payable approximate fair value because they mature in three months or less.

Securities

The fair value for debt and equity securities, both available for sale and held to maturity, are based on quoted market prices or dealer prices, if available. If quoted market or dealer prices are not available, fair value is estimated using quoted market or dealer prices for similar securities.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Loans Receivable

The fair value of loans receivable is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

Deposits

The fair value of demand, savings and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit are estimated using rates currently offered for deposits of similar remaining maturities.

Borrowings

The fair value is estimated using interest rates currently offered by the FHLB for advances of similar remaining maturities.

Commitments to Extend Credit

The fair values of commitments to fund unused lines of credit and to originate or purchase loans are estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. At September 30, 2007 and 2006, the fair value of commitments to extend credit were not considered material.

The carrying amounts and estimated fair values of financial instruments are as follows:

	September 30,
	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$17,540	$17,540	$3,061	$3,061
Securities available for sale	2,116	2,116	4,087	4,087
Securities held to maturity	2,449	2,463	15,211	15,073
Loans receivable	146,701	138,919	96,732	93,600
Accrued interest receivable	795	795	638	638

Financial liabilities
Deposits	117,500	117,674	108,784	107,750
FHLB Advances	30,000	30,377	4,204	4,204
Accrued interest payable	412	412	29	29

Off balance sheet financial instruments	—	—	—	—

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience,

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all of the financial instruments were offered for sale.

In addition, the fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to value the anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

Note 17—Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company is currently evaluating the potential impact, if any, the adoption of FASB Statement No. 157 will have on our financial position, results of operations and cash flows.

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulleting (“SAB”) No. 108. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the Company’s financial condition or results of operations.

In July 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not believe that adopting FIN 48 will have any material adverse impact on its consolidated financial statements.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company as of October 1, 2007. The Company believes that the adoption of SFAS No. 159 will not have a material adverse impact on its financial condition and statement of operations.

In April 2007, the FASB directed the FASB Staff to issue FSP No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”). FSP FIN 39-1 modifies FIN No. 39, “Offsetting of Amounts Related to Certain Contracts,” and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. The application of this standard did not have an effect on the financial statements of the Company.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The application of this standard did not have an effect on the financial statements of the Company.

Note 18—Parent Only Financial Information

The following are the financial statements of the Company (Parent only) as of and for the period ended September 30, 2007. Comparative data is not provided for 2006 as the Company was formed in April 2007.

CONDENSED STATEMENT OF FINANCIAL CONDITION

September 30, 2007

(In thousands)

Assets
Cash and cash equivalents	$7,051
Investment in Bank	15,628
ESOP loan receivable	1,644
Other assets	80

Total assets	$24,403

Liabilities and stockholders’ equity
Other liabilities	$49
Stockholders’ equity	24,354

Total liabilities and stockholders’ equity	$24,403

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

CONDENSED STATEMENT OF OPERATIONS

From Inception, April 3, 2007 to September 30, 2007

(In thousands)

Interest income	$75
Equity in earnings of Bank	105

Total Income	180

Contribution to Foundation	774
Other non-interest expense	138

Total expense	912

(Loss) before income taxes	(732)
Income tax expense	(9)

Net (loss)	$(723)

CONDENSED STATEMENT OF CASH FLOWS

From Inception, April 3, 2007 to September 30, 2007

(In thousands)

Cash flows from operating activities
Net (loss)	$(723)
Equity in earnings of Bank	(106)
Stock contributed to Foundation	714
Other, net	(31)

Net cash (used in) operating activities	(146)

Cash (used in) investing activities
Capital contribution to Bank	(9,000)

Net cash used in investing activities	(9,000)

Cash flows from financing activities
Proceeds from issuance of common stock	17,841
Purchase of ESOP shares	(1,644)

Net cash provided from financing activities	16,197

Net increase in cash and cash equivalents	7,051
Cash and cash equivalents—beginning of period	—

Cash and cash equivalents—end of period	$7,051

Supplemental disclosure of non-cash activities
Equity of Bank at inception	$8,223

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 19—Quarterly Financial Data (Unaudited)

	Year Ended September 30, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$1,598	$1,684	$1,960	$2,263
Interest expense	648	675	715	973

Net interest income	950	1,009	1,245	1,290
Provision for loan losses	—	—	30	30

Net interest income after provision for loan losses	950	1,009	1,215	1,260
Non-interest income	80	68	64	67
Non-interest expense	1,046	1,176	1,985	1,302

Income (loss) before income taxes	(16)	(99)	(706)	25
Income taxes (benefit)	(3)	(32)	27	15

Net income (loss)	$(13)	$(67)	$(733)	$10

Net income (loss) per common share, basic	N/A (1)	N/A (1)	$(0.39)	$0.01

(1)	The Company completed its initial public offering on April 3, 2007.

	Year Ended September 30, 2006
	First Quarter		Second Quarter	Third Quarter		Fourth Quarter
Interest income	$1,363		$1,397	$1,446		$1,514
Interest expense	344		397	459		514

Net interest income	1,019		1,000	987		1,000
Provision for loan losses	—		—	—		—

Net interest income after provision for loan losses	1,019		1,000	987		1,000
Non-interest income	80		75	73		194
Non-interest expense	1,085		1,086	1,030		1,135

Income (loss) before income taxes	14		(11)	30		59
Income taxes (benefit)	6		(5)	13		26

Net income (loss)	$8		$(6)	$17		$33

Net income (loss) per common share	N/A	(1)	N/A (1)	N/A	(1)	N/A	(1)

(1)	The Company completed its initial public offering on April 3, 2007.

Note 20—Subsequent Event

At a special meeting of the stockholders of the Company held on November 9, 2007, the stockholders approved the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan (collectively the “Plans”). The plans authorize the award of up to 205,516 stock options and 82,206 shares of restricted stock. On November 28, 2007, non-employee directors received an aggregate of 40,275 stock options with an exercise price of $10.12 and 14,110 shares of restricted stock. On November 28, 2007, certain officers and employees of the Company and the Bank received an aggregate of 111,879 stock options with an exercise price of $10.12 and 47,591 shares of restricted stock. The Company will expense , in accordance with SFAS No. 123(R), the fair value of all options at $4.30 per option, over their vesting periods and will expense the fair value of all share-based compensation granted over the requisite service periods.

ANNUAL MEETING OF SHAREHOLDERS OF

CMS BANCORP, INC.

February 21, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach along perforated line and mail in the envelope provided.¯

■ 20230000000000001000 9	022108

The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1 and a vote FOR the proposal in Item 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of the two Directors for a term of office to expire in 2011 or until their successors are elected and qualified.			2. Ratify the appointment of Beard Miller Company LLP as CMS Bancorp Inc.’s independent registered public accounting firm for the fiscal year ending September 30, 2008.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O William V. Cuddy, Jr. O AnneMarie V. Romagnoli		The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting of Shareholders dated January 14, 2008.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

			I Will Attend Annual Meeting.		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■	■

☐                ■

CMS BANCORP, INC.

This Proxy is solicited on behalf of the Board of Directors of CMS Bancorp, Inc.

for the Annual Meeting of Shareholders to be held on February 21, 2008.

The undersigned shareholder of CMS Bancorp, Inc. hereby appoints Thomas G. Ferrara and John E. Ritacco, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of CMS Bancorp, Inc. held of record by the undersigned on January 4, 2008, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on February 21, 2008 at 3:00 p.m., Eastern time, at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated January 14, 2008, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposal listed in Item 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT

PROMPTLY IN THE ENCLOSED ENVELOPE.

■	14475 ■